Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between

COVIDIEN GROUP S.A.R.L.

and

INTEGRA LIFESCIENCES CORPORATION

Dated October 25, 2013

ii

iii

SCHEDULES

Schedule 1.1(a)	Business Employees
Schedule 1.4	Knowledge of Seller
Schedule 3.4	Consents
Schedule 3.6(a)	Financial Statements
Schedule 3.6(b)	Undisclosed Liabilities
Schedule 3.6(c)	Sufficiency of Assets
Schedule 3.7	Absence of Certain Changes
Schedule 3.8	Litigation
Schedule 3.9	Compliance with Laws
Schedule 3.9(b)(i)	Governmental Permits
Schedule 3.9(b)(ii)	Product Registrations and Approvals
Schedule 3.9(b)(iii)	Pending Submissions and Approvals
Schedule 3.9(c)	ISO and Quality Certifications
Schedule 3.9(d)	Medical Device Reports
Schedule 3.9(e)	Notices From FDA
Schedule 3.9(f)	Recalls of Company Products
Schedule 3.9(g)	Product Liability Matters
Schedule 3.10	Environmental Matters
Schedule 3.11(a)	Material Contracts
Schedule 3.12(a)	Patents, Trademarks and Copyrights
Schedule 3.12(b)	Intellectual Property Licenses
Schedule 3.12(d)	Abandoned Intellectual Property Registrations; Rights to Prosecute
Schedule 3.12 (g)	Intellectual Property Infringement Claims Against Business
Schedule 3.12(h)	Intellectual Property Infringement Claims Against Third Parties
Schedule 3.13(a)	Employee Benefit Plans
Schedule 3.13(b)	Employee Benefit Plans Compliance with Law; Litigation
Schedule 3.15	Taxes
Schedule 3.17	Affiliate Transactions
Schedule 3.18(b)	Customers
Schedule 3.19	Inventory
Schedule 5.2	Conduct of Business
Schedule 5.4(b)	Optional Employees
Schedule 5.5(e)	Accrued Vacation Time
Schedule 5.8	Post-Signing Financial Statements
Schedule 5.14(a)	Assets Transferred from Company
Schedule 5.14(b)	Assets Transferred to Company
Schedule 5.14(e)	Certain Information
Schedule 8.1(a)(v)

EXHIBITS

Exhibit A	Third Amended and Restated License Agreement
Exhibit B	Form of Supply Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Covidien Release
Exhibit E	Form of FIRPTA Certificate

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into this 25th day of October, 2013, by and between Covidien Group S.a.r.l., a Luxembourg company (“Seller”) and Integra LifeSciences Corporation, a Delaware corporation (“Purchaser”). Seller and Purchaser are herein referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock Confluent Surgical, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Parties desire that, at the Closing, Seller shall sell and transfer to Purchaser all of the issued and outstanding capital stock of the Company (collectively, the “Shares”), and Purchaser shall purchase the Shares from Seller, in accordance with the terms and conditions herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows.

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“2012 Statement of Revenues and Standard Cost of Sales” shall have the meaning set forth in Section 3.6(a).

“Accounts Payable” shall mean all accounts payable arising from the conduct of the Business, regardless of when asserted, billed or imposed.

“Accounts Receivable” shall mean all accounts receivable and notes receivable arising from the conduct of the Business due and owed by any third party, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered, together with any unpaid financing charges accrued thereon.

“Affected Party” shall have the meaning set forth in Section 5.13(d)(ii).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Claims” shall have the meaning set forth in Section 8.3(c).

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Amended Incept License” shall mean the Third Amended and Restated License Agreement dated on or around the date hereof among the Company, Incept LLC and Amarpreet S. Sawhney, a copy of which is attached hereto as Exhibit A.

“Ancillary Agreements” shall have the meaning set forth in Section 6.6.

“Annual Pro-Forma Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Assigned Contracts” shall mean each Contract listed on Schedule 3.11(a) that the Company is not a party thereto unless otherwise noted in Schedule 3.11(a).

“Audited 2012 Financial Statements” shall have the meaning set forth in Section 5.8(b).

“Benefit Plans” shall have the meaning set forth in Section 3.13(a).

“Business” shall mean the development, manufacture, sale and distribution of Company Products, as conducted by the Company as of the date hereof.

“Business Assets” shall mean (i) all assets owned by the Company, other than the assets to be transferred to Covidien LP prior to the Closing pursuant to Section 5.14(a), and (ii) the tangible assets of Covidien LP to be transferred to the Company prior to the Closing pursuant to Section 5.14(b).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Business Employee” shall mean each of the ten (10) individuals listed on Schedule 1.1(a) who, immediately prior to the Closing either (i) shall have been actively employed by an Affiliate of the Company and at work on the Closing Date, or (ii) shall have been employed by an Affiliate of the Company but absent on the Closing Date because of illness or being on short-term or long-term disability (including maternity disability), workers’ compensation, vacation, parental leave of absence or other similar absence or leave of absence.

“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority.

“Certificate” shall have the meaning set forth in Section 8.3(a).

“Closing” shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms and conditions of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.3(a).

“Closing Date Tax” shall have the meaning set forth in Section 5.13(a)(i).

“Closing Payment” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall have the meaning set forth in Section 5.5(h).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Source” shall have the meaning set forth in Section 8.7.

“Company” shall have the meaning set forth in the recitals hereto.

“Company Products” shall mean (i) DuraSeal™ cranial dural sealant, (ii) DuraSeal™ Exact and DuraSeal™ Xact spinal dural sealant, (iii) DuraMatrix-Onlay™ collagen dura substitute membrane, (iv) VasculSeal™ vascular sealant, (v) PleuraSeal™ lung sealant, (vi) SprayShield™ adhesion barrier, (vii) Duoflo applicator, (viii) Extended Tip Applicator, (ix) MicroMyst™ Applicator, (x) Air Assisted Sprayer, (xi) Flow Regulator and (xii) applicators under development, including the “next generation applicator,” “2.3 cm Non-Clogging Applicator,” and “pistol grip handle.”

“Competition Laws” shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws (including the antitrust laws of the United States of America) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Competitive Type 1 Products” shall have the meaning set forth in Section 5.12(a)(i).

“Competitive Type 2 Products” shall have the meaning set forth in Section 5.12(a)(ii).

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of April 26, 2013, between Covidien LP and Purchaser or an Affiliate of Purchaser.

“Confidential Information” means all information about any Person or its business that is not available to the general public and all records (including records in electronic form) and documents containing such information.

“Confluent Field of Use” shall mean the Field of Use as defined in the Amended Incept License, excluding any fields excluded pursuant to Section 1.16 of the Amended Incept License.

“Contract” shall mean any oral or written note, bond, mortgage, indenture, guarantee, agreement, contract, subcontract or lease (which, for the avoidance of doubt, does not include any employee benefit or health or welfare plan or arrangement).

“Covidien LP” means Covidien LP, a Delaware limited partnership and Affiliate of the Company.

“Covidien Release” shall mean that certain release by Covidien plc in favor of Purchaser and the Company to be entered into on the Closing Date in substantially the form attached hereto as Exhibit D.

“Covidien Savings Plan” shall have the meaning set forth in Section 5.5(f).

“Disclosure Schedules” shall mean the schedules attached hereto as part of Article III and referenced to specific sections and subsections of this Agreement.

“Dollars” and “$” shall each mean lawful money of the United States.

“Domestic Transferred Employee” shall have the meaning set forth in Section 5.4(a).

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Environment” shall mean the ocean, natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or the ambient air, as appropriate in any particular circumstances.

“Environmental Law” shall mean all laws, rules, regulations, orders, decrees, judgments, permits and licenses relating to health, safety and the Environment or the generation, handling, disposal, transportation, release or threatened release of Hazardous Materials, including the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., as amended (“FWPCA”), the Safe Drinking Water Act, 42 U.S.C. §300 et seq., as amended (“SDWA”), the Clean Air Act, 42 U.S.C. §7401 et seq., as amended (“CAA”), the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., as amended (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., as amended (“TSCA”), the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., as amended (“OSHA”), the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601, as amended (“CERCLA”), the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001, as amended (“EPCRA”) and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.A §§ 136 to 136y, as amended (“FIFRA”) and the substantive equivalent of any of the foregoing in any state or foreign jurisdiction, including any laws, rules, regulations, orders, decrees, judgments, permits and licenses governing the disclosure or notice of the presence or release of Hazardous Materials or of underground storage tanks, all as they may be in effect from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“FDA” means the United States Food and Drug Administration.

“Final Unaudited 2013 Interim Financial Statements” shall have the meaning set forth in Section 5.8(b).

“Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Foreign Competition Laws” shall mean Competition Laws of any Governmental Authority other than those located and exercising jurisdiction primarily in the United States of America.

“Formerly Leased Real Property” shall have the meaning set forth in Section 3.10(b)(iii).

“Fundamental Purchaser Representations” shall have the meaning set forth in Section 8.6(b).

“Fundamental Representations” shall have the meaning set forth in Section 8.5.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Governmental Order” shall mean any order, writ, judgment, injunction, directive decree, stipulation, determination or award of any Governmental Authority.

“Hazardous Materials” shall mean any materials defined as hazardous materials, substances or waste in any way by Environmental Laws, including without limitation: (i) any “hazardous substance” or “Pollutant or Contaminant” (as defined in Sections 101(14), (33) of CERCLA or the regulations designated pursuant to Section 102 of CERCLA, 42 U.S.C. §9602 and found at 40 C.F.R. Part 302), and any element, compound, mixture, solution, or substance designated pursuant to Section 102 of CERCLA and as regulated by CERCLA, (ii) any substance designated pursuant to Section 311(b)(2)(A) of FWPCA and as regulated by FWPCA, (iii) any hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of RCRA, 42 U.S.C. §§6901, 6921, (iv) any substance containing petroleum, as defined in Section 9001(8) of RCRA, 42 U.S.C. §6991(8) or 40 C.F.R. Part 280 and as regulated by RCRA, (v) any toxic pollutant listed under Section 307(a) of the FWPCA, 33 U.S.C. §1317(a) and as regulated by FWPCA, (vi) any hazardous air pollutant listed under Section 112 of the CAA, 42 U.S.C. §§7401, 7412, as amended and as regulated by the CAA, (vii) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of TSCA, 15 U.S.C. §§2601, 2606, as amended and as regulated by TSCA, or (viii) any other hazardous, pathogenic or toxic materials, contaminants, substances or wastes, including asbestos, pesticides and polychlorinated biphenyls, regulated by applicable Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“IDE” shall have the meaning set forth in Section 3.9(b).

“Indebtedness” of any Person shall mean indebtedness of such Person for borrowed money. For the avoidance of doubt, Indebtedness shall not include any capitalized lease obligations, any current liabilities for trade payables or accrued expenses incurred and payable in the ordinary course of business, or any deferred taxes.

“Indemnified Party” shall have the meaning set forth in Section 8.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.3(a).

“Intellectual Property” shall mean any of the following: United States or foreign (i) patents, and applications therefor (“Patents”), (ii) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks (“Trademarks”), (iii) registered and unregistered copyrights and applications for registration (“Copyrights”), (iv) internet domain names, applications and reservations therefor and uniform resource locators, and (v) trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, computer software programs, databases, data collections and other proprietary information or material of any type.

“Interim 2013 Statement of Revenues and Standard Cost of Sales” shall have the meaning set forth in Section 3.6(a).

“Interim Net Assets Statement” shall have the meaning set forth in Section 3.6(a).

“Interim Pro-Forma Financial Statements” shall have the meaning set forth in Section 3.6(a).

“IRS” shall mean the Internal Revenue Service of the United States of America.

“Knowledge of Seller” shall have the meaning set forth in Section 1.4.

“Laws” shall mean any federal, state, territorial, foreign or local law, statute, ordinance, rule, regulation or code of any Governmental Authority, including any common law or any body of law generally considered to be analogous to common law.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, presently or in the future.

“Liens” shall mean any lien, security interest, mortgage, encumbrance or charge of any kind.

“Loss” or “Losses” shall mean any claims, actions, causes of action, judgments, awards, Liabilities, losses, costs or damages (including reasonable attorneys’ and other professionals’ fees and expenses), whether direct or indirect, and whether or not arising out of a third party claim, but excluding punitive, treble or special damages unless actually paid to a third party in connection with a claim by such third party that is indemnifiable hereunder.

“Material Adverse Effect” shall mean any circumstance, change or effect that has, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise) or results of operations of the Company or the Business taken as a whole or the ability of the Company and its Affiliates to consummate the transactions contemplated hereby, other than any adverse circumstance, change or effect to the extent arising out of (i) changes, events or developments affecting generally the industries or markets in which the Company operates, including changes affecting generally any markets that supply raw materials to the Company, (ii) changes in general economic or political conditions or the financing, currency or capital markets in general or changes in currency exchange rates or currency fluctuations, (iii) this Agreement or the consummation of the transactions contemplated hereby, or the announcement hereof or thereof or any action taken by a Party in accordance with this Agreement, (iv) the enactment, repeal or change in any Law, or any change in GAAP or any interpretation of any of the foregoing, (v) the announcement by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Company, (vi) the resignation or termination of any Business Employee, (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, or (viii) the fact that the Company fails to meet any internal projections or forecasts (it being understood that the underlying cause(s) thereof may constitute a Material Adverse Effect), provided that in the cases of clauses (i), (ii), (iv) or (vii) above, such change, event or development does not affect the Company or Business in a substantially disproportionate manner. For purposes of this definition, “the enactment, repeal or change in any Law” shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law, order, protocol, practice or measure or any other requirement of Law of or by any Governmental Authority which occurs subsequent to the date hereof.

“Material Contracts” shall have the meaning set forth in Section 3.11(a).

“Net Assets Statement Date” shall have the meaning set forth in Section 3.6(a).

“Non-Domestic Transferred Employee” shall have the meaning set forth in Section 5.4(a).

“Optional Employee” shall have the meaning set forth in Section 5.4(b).

“Parties” and “Party” shall have the meaning set forth in the preamble of this Agreement.

“Permit” shall mean each permit, certificate, license, consent, approval, clearance or authorization of any Governmental Authority.

“Permitted Liens” shall mean (i) Taxes, fees or charges imposed with respect to any property which are not currently due and payable or which are being contested by appropriate proceedings, (ii) mechanics’ Liens and similar Liens for labor, materials or supplies provided with respect to any property incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings and (iii) and solely with respect to tangible personal property, any other imperfections of title or any Liens that, individually or in the aggregate, do not materially impair, and could not reasonably be expected to materially impair, the value, marketability or continued use of the property.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a company, a partnership, an association, a trust, a division or operating group of any of the foregoing or any other entity or organization.

“Plan” shall mean each employee benefit plan (as defined in ERISA Section 3(3)) and each employment, consulting, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, change in control, retention, severance or other compensation or benefit plan, program or arrangement.

“Post-Closing Tax Period” shall mean any taxable year or other taxable period that ends after the Closing Date or, with respect to any Straddle Period, the portion of such taxable year or period beginning on the day after the Closing Date.

“Post-Signing Financial Statements” shall have the meaning set forth in Section 5.8(a).

“Pre-Closing Tax Period” shall mean any taxable year or other taxable period that ends on or before the Closing Date or, with respect to any Straddle Period, the portion of such taxable year or period ending on and including the Closing Date.

“Proceeding” shall have the meaning set forth in Section 10.10(b).

“Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser Cafeteria Plan” shall have the meaning set forth in Section 5.5(i).

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.1(a).

“Purchaser Savings Plan” shall have the meaning set forth in Section 5.5(f).

“Purchaser Threshold” shall have the meaning set forth in Section 8.6(b).

“Representatives” shall have the meaning set forth in Section 4.7.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Seller’s Marks” shall have the meaning set forth in Section 5.9.

“Separate Company Tax Return” shall mean any Tax Return of the Company filed on a standalone or separate company basis.

“Settlement Accountants” shall have the meaning set forth in Section 5.13(f).

“Severance Plans” shall have the meaning set forth in Section 5.5(c).

“Shares” shall have the meaning set forth in the preamble of this Agreement.

“Solvent” shall mean, with respect to any Person, that (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its Liabilities (including contingent and unliquidated Liabilities), (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable Liabilities as they become absolute and matured, (iii) such Person has adequate capital to carry on its business and (iv) such Person does not intend or believe it will incur Liabilities beyond its ability to pay as such Liabilities mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

“Specified Third-Party Claim” shall have the meaning set forth in Section 8.4(a).

“Straddle Period” shall mean any taxable year or other taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Stub Period” shall have the meaning set forth in Section 2.2(b)(i).

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Supply Agreement” shall mean that certain agreement between Covidien LP and Purchaser to be entered into on the Closing Date in substantially the form attached hereto as Exhibit B, pursuant to which Covidien LP will manufacture and supply, and Purchaser will purchase, Company Products for a certain period of time following the Closing.

“Tax Benefit” shall mean the Tax effect of any item or loss, deduction or credit or any other item which decreases Taxes paid or payable or increases Tax basis, including any interest with respect thereto.

“Tax Claim” shall have the meaning set forth in Section 5.13(d)(i).

“Tax Return” shall mean all tax returns, declarations of estimated Tax, statements, forms and reports (including elections, waivers or extensions, disclosures, schedules and information returns) for Taxes, including any attachments thereto or amendments thereof. Required unclaimed property/escheat filings shall be deemed to be “tax returns” for the purpose of this definition.

“Taxes” shall mean any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise (including the medical device excise tax levied under Section 4191 of the Code), employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, customs duty, withholding, Social Security, single business, unemployment, disability, real property, personal property, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments relating thereto, any interest, penalties, and additions imposed thereon or with respect thereto. Amounts required to be remitted to taxing authorities under various unclaimed property/escheat statutes shall be deemed to be “taxes” for the purpose of this definition.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Taxes.

“Third-Party Claim” shall have the meaning set forth in Section 8.4(a).

“Threshold” shall have the meaning set forth in Section 8.6(a).

“Transfer Taxes” means all stamp, transfer, real property transfer, real property gains, stock transfer, recordation, grantee/grantor, documentary, sales and use, value added, registration, occupation, privilege, or other such similar Taxes, fees and costs (including any penalties, interest, additions to tax or additional amounts with respect thereto) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Transferred Employees” shall have the meaning set forth in Section 5.4(a).

“Transition Services Agreement” shall mean that certain agreement between the Covidien LP and Purchaser to be entered into on the Closing Date in substantially the form attached hereto as Exhibit C.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires or unless otherwise specifically stated:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication and to e-mail communications,

(b) words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter genders and vice versa,

(c) references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement,

(d) references to “day” or “days” are to calendar days,

(e) references to this “Agreement” or any other agreement or document shall be construed as references to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented,

(f) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, and

(g) any reference to “domestic” herein shall be construed as a reference to the United States.

Section 1.3 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.4 Knowledge. Where any representation or warranty or other provision contained in this Agreement is expressly qualified by reference to the “Knowledge of Seller”, such knowledge shall mean to the actual knowledge of (as distinguished from constructive or imputed knowledge) those individuals listed on Schedule 1.4, without investigation.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell to Purchaser, and Purchaser agrees to purchase from Seller, free and clear of all Liens, the Shares. The certificates representing the Shares shall be duly endorsed in blank by Seller or accompanied by stock powers duly executed in blank by Seller.

Section 2.2 Purchase Price.

(a) In consideration of the sale and transfer of the Shares, Purchaser agrees to purchase the Shares from Seller for an aggregate purchase price of Two Hundred Thirty-One Million Dollars ($231,000,000) (the “Closing Payment”) plus, if applicable, the contingent consideration described in Section 2.2(b) (collectively, the “Purchase Price”).

(b) Purchaser further agrees that:

(i) within thirty (30) days after U.S. Approval (as defined in the Supply Agreement), if it occurs, Purchaser shall pay to Seller, by wire transfer of immediately available funds, an amount equal to the difference of (i) Twenty-Five Million Dollars ($25,000,000), minus, (ii) the product of (A) Five Hundred Thousand Dollars ($500,000) multiplied by (B) the number of full calendar quarters between the Closing Date and the date U.S. Approval is obtained; provided, however, that (I) if the Closing Date or does not occur on the first day of a calendar quarter or U.S. Approval is not obtained on the last day of a calendar quarter (the period from the Closing Date to the end of such calendar quarter or from the beginning of such calendar quarter to the date U.S. Approval is obtained, as applicable, a “Stub Period”), the amount payable by Purchaser pursuant to this Section 2.2(b)(i) shall be further reduced by (x) One Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars ($166,666), multiplied by, (y) the number of full calendar months in each such Stub Period, and (II) in no event shall the amount payable by Purchaser pursuant to this Section 2.2(b)(i) upon the receipt of U.S. Approval be less than Nineteen Million Dollars ($19,000,000); and

(ii) within thirty (30) days after Europe Approval (as defined in the Supply Agreement), if it occurs, Purchaser shall pay to Seller, by wire transfer of immediately available funds, an amount equal to Five Million Dollars ($5,000,000).

Section 2.3 Closing. (a) The Closing shall take place at the offices of Seller located at 15 Hampshire Street, Mansfield, Massachusetts at 10:00A.M. local time, on the fifth (5th) Business Day following the satisfaction or waiver of the conditions precedent specified in Articles VI and VII (other than the conditions that by their nature are to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions) or at such other times and places as the Parties may mutually agree; provided, however, that without the agreement of Seller and Purchaser, the Closing shall not occur later than the date specified in Section 9.1(b). The date on which the Closing occurs is called the “Closing Date.” The Closing shall be deemed to occur and be effective as of 11:59 P.M. Boston time on the Closing Date (the “Effective Time”).

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Seller (i) the Closing Payment by wire transfer of immediately available funds to an account or accounts specified by Seller, (ii) the officer’s certificates referenced in Section 7.1 and Section 7.2, and (iii) each of the Ancillary Agreements to which Purchaser is a party, executed by Purchaser, as required by Section 7.5.

(c) At the Closing, Seller shall deliver or cause to be delivered to Purchaser (i) all certificates representing the Shares duly endorsed for transfer to Purchaser or accompanied by stock powers duly executed in blank by Seller, (ii) the officer’s certificates referenced in Section 6.1 and Section 6.2, (iii) each of the Ancillary Agreements executed by Seller or an Affiliate of Seller, as required by Section 6.6, and (iv) a certificate described in Treasury Regulation Section 1.1445-2(c)(3) certifying that none of the interests in the Company are U.S. real property interests for purposes of Section 1445 of the Code, substantially in the form set out in Exhibit E.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing as follows:

Section 3.1 Organization of Seller. Seller is a société à responsibilité limitée duly organized, validly existing and in good standing under the Laws of Luxembourg.

Section 3.2 Corporate Authority; Binding Effect. (a) Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each Affiliate of Seller that is or will be a party to an Ancillary Agreement has all requisite authority to execute and deliver such Ancillary Agreement and to perform its obligations thereunder. The execution and delivery by Seller of this Agreement and each other document, agreement or instrument to be executed and delivered by Seller pursuant to this Agreement, and the performance by Seller of its obligations hereunder and thereunder, have been, duly authorized by all requisite action on the part of Seller.

(b) This Agreement, and each Ancillary Agreement when executed and delivered by Seller or an Affiliate of Seller, assuming due execution and delivery hereof and thereof by each of the other parties hereto and thereto, constitute valid and binding obligations of Seller and such Affiliate, respectively, enforceable against Seller and such Affiliate in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.3 Organization of the Company; Capital Structure. (a) The Company is duly organized, validly existing and in good standing under the Laws the State of Delaware, with the power and authority to own and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified to do business in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. True and complete copies of the certificate of incorporation and by-laws of the Company have been delivered or made available to Purchaser.

(b) As of the date of this Agreement, Seller owns one hundred (100) shares of common stock, par value $0.01 per share, of the Company and as of the Closing Seller owns such shares except for any Shares redeemed prior to the Closing pursuant to Section 5.6. The Shares are validly issued and outstanding, fully paid and non-assessable. There are no outstanding warrants, options, stock appreciation rights, stock units, phantom stock agreements, subscriptions, convertible or exchangeable securities or other written commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities or other equity interests of the Company, and no equity securities or other equity interests of the Company are reserved for issuance for any purpose. Seller owns of record the Shares, which represent all of the outstanding equity interests in the Company, free and clear of all Liens, except for Permitted Liens, and at the Closing Seller will transfer the Shares to Purchaser free and clear of all Liens. The Company has not issued or granted, and there are no outstanding or authorized, compensatory equity or equity-linked interest with respect to the capital stock of, or other equity or voting interests in, the Company, including without limitation stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock or similar rights. The Company has no Subsidiaries and owns no interests (including any securities exercisable or exchangeable for or convertible into interests) in any Person.

Section 3.4 Non-Contravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller or Affiliates thereof, as the case may be, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or comparable organizational document of Seller, such Affiliates or the Company, (ii) subject to obtaining the consents referred to in Schedule 3.4, conflict in any material respects with, result in a material breach of, constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any material right or obligation of Seller, the Company or any of its Affiliates under, any Material Contract or any material Contract to which Seller, the Company or any of its Affiliates is a party and (iii) assuming the accuracy of Section 4.4 and the making of any filing that may be required under the HSR Act and any Foreign Competition Laws, violate or result in a breach of or constitute a default, in any material respects, under any Law or other restriction of any Governmental Authority to which Seller, any Seller Affiliate or the Company is subject.

Section 3.5 Permits. No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by Seller or any Seller Affiliate to permit the execution and delivery by Seller of this Agreement or the execution and delivery of the Ancillary Agreements to which Seller or such Affiliate is party, or to permit the consummation by Seller or such Affiliate of the transactions contemplated by this Agreement in accordance with the terms hereof or the Ancillary Agreements in accordance with the terms thereof, except (i) any filing that may be required under the HSR Act or any Foreign Competition Laws with respect to the consummation of the transactions contemplated herein and (ii) such other consents, orders, authorizations, registrations, declarations and filings the absence of which are not material to the Company or the Business.

Section 3.6 Financial Information; No Undisclosed Liabilities; Sufficiency of Assets. (a) (i) Attached hereto as Schedule 3.6(a) are

(A) the unaudited pro-forma statement of net assets of the Business as at September 30, 2011 and September 28, 2012 and the related unaudited pro-forma statements of operations for the fiscal years ended September 30, 2011 and September 28, 2012 (collectively, the “Annual Pro-Forma Financial Statements”),

(B) the unaudited pro-forma statement of net assets of the Business (the “Interim Net Assets Statement”) as at June 28, 2013 (the “Net Assets Statement Date”) and the related unaudited pro-forma statement of operations for the nine months ended on the Net Assets Statement Date (collectively, the “Interim Pro-Forma Financial Statements”),

(C) the unaudited statement of revenues and standard cost of sales for the Business for the twelve fiscal months ended December 28, 2012 (the “2012 Statement of Revenues and Standard Cost of Sales”), and

(D) the interim unaudited statement of revenues and standard cost of sales for the Business for the nine fiscal months ended September 27, 2013 (the “Interim 2013 Statement of Revenues and Standard Cost of Sales”).

The Annual Pro-Forma Financial Statements, the Interim Pro-Forma Financial Statements, the 2012 Statement of Revenues and Standard Cost of Sales, the Interim 2013 Statement of Revenues and Standard Cost of Sales, the Post-Signing Financial Statements, the Audited 2012 Financial Statements and the Final Unaudited Interim 2013 Financial Statements are referred to herein collectively, as the “Financial Statements”).

(ii) The Financial Statements, except as described therein or on Schedule 3.6(a), have been prepared, or in the case of Financial Statements to be delivered to Purchaser pursuant to Section 5.8, when delivered to Purchaser will be prepared, (x) from the financial and accounting records of the Company and (y) except for the absence of footnotes, in accordance with GAAP consistently followed throughout the periods indicated. The statements of net assets and pro-forma statements of net assets included in the Financial Statements fairly present, in all material respects, the net assets of the Business at the respective dates thereof, and the statements of revenues and standard costs of sales and the pro-forma statements of operations included therein fairly present, in all material respects, the revenues and standard costs of sales of the Business for the respective periods covered thereby.

(iii) The Audited 2012 Financial Statements, when delivered to Purchaser pursuant to Section 5.8, will include the same revenue and cost of sales amounts included in the 2012 Statement of Revenues and Standard Cost of Sales, except for audit adjustments that may arise during the completion of the audit thereof (the effect of which will not, individually or in the aggregate, be material). The Final Unaudited 2013 Interim Financial Statements, when delivered to Purchaser pursuant to Section 5.8, will include the same revenue and cost of sales amounts included in the Interim 2013 Statement of Revenues and Standard Cost of Sales, except for the reflection of any review adjustments required for the Final Unaudited 2013 Interim Financial Statements (the effect of which will not, individually or in the aggregate, be material).

(b) Except as set forth in Schedule 3.6(b), the Business has no material Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except Liabilities (i) stated or adequately reserved against in the Financial Statements or (ii) incurred in the ordinary course of business since the Net Assets Statement Date.

(c) Except as set forth in Schedule 3.6(c), the Business Assets, along with the rights granted the Company pursuant to the Transition Services Agreement and the Supply Agreement, (i) constitute all of the material assets, tangible or intangible, and rights that are (y) used primarily in the operation of the Business as of the date hereof, or (z) necessary to operate the Business in the manner operated by Seller and its Affiliates as of the date hereof. The Company does not conduct any business or operations other than the Business.

Section 3.7 Absence of Certain Changes. Since the Net Assets Statement Date and through the date hereof, except as set forth in Schedule 3.7, the Business has operated in the ordinary course of business, and there has not been any:

(a) circumstance, change or effect that has had, individually or in the aggregate, a Material Adverse Effect,

(b) sale, lease, license, abandonment or other disposition by the Company or the Business of any material assets, except (i) the sale of Company Products in the ordinary course of business and (ii) pursuant to Section 5.14(a),

(c) (i) increase or enhancement of, or commitment to increase or enhance, the compensation or benefits of any Business Employee other than in the ordinary course of business consistent with past practice or as required by applicable Law or pursuant to the terms of any Contract as in effect on the date hereof, (ii) termination of any Business Employee (other than a termination for cause or a voluntary termination by such Business Employee) or (iii) except (A) as would not result in a material increase in the liability of the Company or Purchaser with respect to such Benefit Plan or (B) as required by applicable law, in each case, adoption, entry into, establishment, termination or material amendment of any Benefit Plan,

(d) change, amendment or restatement to the certificate of incorporation or by-laws of the Company,

(e) authorization for issuance, issuance, sale, delivery or agreement or commitment to issue, sell or deliver (i) any capital stock of, or other equity or voting interest in, the Company or (ii) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (1) any capital stock of, or other equity or voting interest in, the Company or (2) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, the Company,

(f) write-off as uncollectible of any material notes or material accounts receivable of the Company or the Business, except write-offs in the ordinary course of business and any write-off of such notes and accounts receivable that are fully reserved on the Interim Net Assets Statement,

(g) damage, destruction or loss to any of the assets or properties (whether or not covered by insurance) of the Company or the Business in excess of $250,000 in the aggregate, or cancellation or waiver of any material claims or material rights with a value in excess of $250,000,

(h) change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP,

(i) with respect to the Company, material Tax election, or the adoption or change of any Tax accounting method, which in each case, are made by the Company on a standalone or separate company basis and solely effect the Company,

(j) solely with respect to any Separate Company Tax Return, consent to the extension of or waiver of the limitations period applicable to any material Tax claim or assessment or settle or compromise any material Tax liability,

(k) initiation, settlement or compromise of any action, suit, litigation, legal proceeding or arbitration against or by the Company or the Business,

(l) incurrence of any Indebtedness by the Company, except Indebtedness owing to Affiliates that will be repaid on or prior to Closing, or

(m) execution by Seller, the Company or any Affiliate of Seller of any Contract or letter of intent (whether or not binding), to do any of the foregoing.

Section 3.8 No Litigation. Except as set forth on Schedule 3.8, (a) there is not any material action, Governmental Order, suit, litigation, legal proceeding or arbitration, whether brought by a private or public Person, pending or outstanding or, to the Knowledge of Seller, threatened in writing, by or before any Governmental Authority or arbitrator, (i) against the Company or (ii) against Seller or any Affiliate of Seller that is primarily related to the Business and (b) there is not any action, Governmental Order, suit, litigation, legal proceeding or arbitration, whether brought by a private or public Person, pending or outstanding or, to the Knowledge of Seller, threatened in writing, by or before any Governmental Authority or arbitrator against the Company, Seller or any Affiliate of Seller that would reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 3.9 Compliance with Laws, etc. Except with respect to Environmental Laws (which are the subject of Section 3.10 only), or except as to matters set forth in Schedule 3.9:

(a) The Company, and any of its Affiliates to the extent engaged in the Business, are, and have been since July 1, 2010, in compliance in all material respects with all Laws applicable to the ownership or operation of the Business and the Business Assets;

(b) Except as set forth on Schedule 3.9(b)(i), the Company and its Affiliates possess all material Permits necessary for the conduct of the Business as it is currently conducted. Schedule 3.9(b)(ii) hereto sets forth a (i) list, by jurisdiction, of which Company Products are commercialized, marketed or placed in interstate commerce under an approved or cleared FDA authority, or an exemption (e.g., 510(k), abbreviated or special 510(k) or Investigational Device Exemption (“IDE”)) and which Company Products are commercialized, marketed or sold outside the United States under an approved or clear authority from another Governmental Authority, in each case indicating the holder thereof, the expiry thereof, whether such authority or exemption is in renewal and the date by which any renewals must be submitted, and (ii) list, by jurisdiction, of which Company Products are commercialized, marketed, sold or placed in interstate commerce but not under an approved or cleared FDA authority or as applicable an approved or clear authority from another Governmental Authority, and indicating why such Company Products are being commercialized, marketed or placed in interstate commerce or commercialized, marketed or sold outside of the United States without such authority. Schedule 3.9(b)(iii) also contains a list of (x) all 510(k)s, abbreviated or special 510(k) submissions and IDE submissions for the Company Products currently pending with the FDA (including the submitter thereof) and (y) all CE markings, and all approvals or submissions similar to the 510(k), IDE or CE markings, related to the Company Products currently pending with any Governmental Authority outside the United States (including the submitter thereof). All information set forth on Schedule 3.9(b)(ii) is complete and accurate as of September 30, 2013, and will be complete and accurate as of the Closing; provided, however, that (A) certain Permits may be renewed in accordance with their terms and (B) additional Permits related to the Business may be issued to the Company or its Affiliates.

(c) All operations of the Business have achieved and maintained all required ISO (International Organization for Standardization) and quality certifications and are compliant, in all material respects, with the applicable FDA Quality System Regulations, and there is no pending, and, to Knowledge of Seller, no threatened, action to audit, repeal, fail to renew or challenge any such certification. Schedule 3.9(c) lists each ISO and quality certification applicable to the Business (and the holder thereof).

(d) The Company and any of its Affiliates to the extent such Affiliates are engaged in the Business, (i) are, and have been since July 1, 2010, in compliance in all material respects with all FDA and non-United States equivalent agencies and similar state, local and other Laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company Products and (ii) submitted and obtained all approvals, clearances and exemptions required to be set forth in Schedule 3.9(b)(ii) in compliance in all material respects with applicable FDA and non-United States equivalent agencies and similar state, local and other Laws. Each quality system validation report of equipment, processes and test methods with regard to the Company Products is in compliance in all material respects with all such Laws. Schedule 3.9(d) hereto sets forth a list of all medical device reports (as such term is used in 21 CFR 803) and equivalent reports filed or submitted with the FDA and all non-United States equivalent agencies with respect to the Company Products during the five (5) years preceding the date hereof.

(e) Except as set forth in Schedule 3.9(e) hereto, neither the Company nor any of its Affiliates has received any written notice or other written communication from the FDA or any other Governmental Authority within the five (5) years preceding the date hereof (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company Products, or (ii) otherwise alleging any violation of any Laws by the Company or the Business.

(f) Except as set forth in Schedule 3.9(f) hereto, (i) there have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the Knowledge of Seller, threatened) by the FDA or any other Governmental Authority with respect to any of the Company Products, including any facilities where any Company Products are produced, processed, packaged or stored, and (ii) within the five (5) years preceding the date hereof the Company has not, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any Company Product.

(g) Except as set forth on Schedule 3.9(g) hereto, no Person has commenced any product liability litigation, arbitration or similar proceeding, or received any compensation, insurance proceeds or other remedy from the Company or any Affiliate (other than the replacement of a Company Product or refund of the purchase price thereof) or any insurer or agent thereof arising out of any product liability claim made by such Person, against the Company or any Affiliate thereof related to the Business or any Company Product during the five (5) years preceding the date hereof.

Section 3.10 Environmental Matters.

(a) The Company has not owned any real estate since its date of inception. The Company does not hold any leasehold interest in any real estate.

(b) Except as set forth in Schedule 3.10 hereto:

(i) the Company and its operations and Business are, and have been since August 31, 2006, in compliance in all material respects with all Environmental Laws;

(ii) Affiliates of the Company have obtained all Environmental Permits necessary for the operations of the Business as presently conducted, all such Environmental Permits are in good standing, and the Company is in compliance in all material respects with the conditions of all such Environmental Permits;

(iii) all real properties formerly leased by the Company (“Formerly Leased Real Property”) were operated by the Company in compliance in all material respects with all Environmental Laws and Environmental Permits during the Company’s period of ownership, lease, sublease, operation or occupancy;

(iv) since August 31, 2006, neither the Company nor any Affiliates of the Company have received any written notice or other written communication alleging any violation of Environmental Laws or any Liabilities or potential Liabilities arising therefrom, including any investigatory, remedial or corrective obligations, relating to the Company or the Business;

(v) no Formerly Leased Real Property is listed or, to the Knowledge of Seller, proposed for listing on the National Priorities List under CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) or any similar state or local list of sites pertaining to releases of Hazardous Materials or to landfills requiring investigation or clean-up;

(vi) since August 31, 2006, and to the Knowledge of Seller prior to such date, the Company has not transported or arranged for the transportation, processing, or disposal of any Hazardous Material to any facility or location that is (A) listed on the National Priorities List under CERCLA or (B) listed for possible inclusion on the National Priorities List in CERCLIS or on any similar state or local list; and

(vii) the Company has not entered into or agreed to any Governmental Order with respect to Environmental Law, and the Company is not subject to any Governmental Order relating to compliance with, or addressing the presence of Hazardous Materials under, any Environmental Law.

Section 3.11 Material Contracts. (a) Schedule 3.11(a) sets forth as of the date hereof a list of the following Contracts (x) to which the Company is a party or (y) to which any Affiliate of the Company is a party that relates primarily to the Business (collectively, with each Contract required to be listed in Schedule 3.12(b), the “Material Contracts”):

(i) each lease or other Contract under which the Company is a lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party that requires rental payments in excess of $100,000 per annum or $1,000,000 in the aggregate,

(ii) each Contract with any Business Employee requiring payments in excess of $250,000 per annum, other than any Benefit Plans,

(iii) each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee in respect of Indebtedness,

(iv) each Contract with any Person authorized by the Company or its Affiliates to sell, solicit orders for, promote, market or distribute Company Products, and any power of attorney or agency Contract with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or the Business,

(v) each Contract with a group purchasing organization, hospital or hospital purchase manager, physician, medical practice group or medical practice group manager or third-party payor, other than (A) pricing agreements that are terminable by the Company or its Affiliate party thereto on not more than thirty (30) days’ prior notice without penalty and (B) nondisclosure agreements or purchase orders entered into in the ordinary course of business,

(vi) each customer Contract requiring payments in excess of $250,000 per annum or $1,000,000 in the aggregate,

(vii) each outstanding Contract with vendors of the Business requiring payments in excess of $250,000 per annum or $1,000,000 in the aggregate,

(viii) each Contract restricting the ability of the Company to engage in any business or compete with any Person, and

(ix) each joint venture Contract and joint product development Contract.

(b) Except as set forth in Schedule 3.11(b), the terms of each Material Contract for distribution of Company Products outside the United States permit termination by the applicable Company Affiliate on not more than ninety (90) days’ prior notice without penalty, other than any penalty, indemnity or other amounts payable pursuant to applicable Law despite the express terms of such Material Contract. Each Material Contract is in full force and effect and a legal, valid and binding obligation of the Company or as applicable the Affiliate of the Company, and to the Knowledge of Seller, the other parties thereto, enforceable in accordance with the terms thereof. There exists no default, event of default or material breach of or under any Material Contract by the Company or such Affiliate or, to the Knowledge of Seller, any other party to any such Contract. The Company has delivered or made available to Purchaser complete and correct copies of all Material Contracts.

(c) The Amended Incept License is in full force and effect and a legal, valid and binding obligation of the Company, and to the Knowledge of Seller, the other parties thereto, enforceable in accordance with the terms thereof. There exists no default, event of default or material breach of or under the Amended Incept License by the Company or, to the Knowledge of Seller, any other party thereto.

Section 3.12 Intellectual Property.

(a) Schedule 3.12(a) hereto lists all Patents, registered Trademarks and registered Copyrights (i) owned by the Company and (ii) owned by Seller or any of its Affiliates and used primarily in the Business.

(b) Schedule 3.12(b) hereto lists (i) each Contract by which the Company has obtained rights under or to any Intellectual Property, except standard, off-the shelf, non-exclusive licenses for generally available software, and (ii) each Contract by which the Company has licensed rights under any Intellectual Property owned by or licensed to the Company, to any Person.

(c) Except for the Seller’s Marks and except as set forth on Schedule 3.6(c), (i) neither Seller nor any of its Affiliates, including after the assignment of any Intellectual Property out of the Company pursuant to Section 5.14, owns or licenses any Intellectual Property used in the conduct of Business as and where conducted on the date hereof other than Intellectual Property owned by or licensed to the Company, and (ii) to the Knowledge of Seller, the Intellectual Property owned by or licensed to the Company includes all Intellectual Property used in the conduct of the Business as and where conducted on the date hereof. To the Knowledge of Seller, the Company Products (as manufactured, marketed and distributed by the Company and its Affiliates prior to the date hereof) do not violate, infringe, misappropriate or misuse any Intellectual Property rights of any third party. To the Knowledge of Seller, there is no violation, infringement, misappropriation or misuse by any Person of any Intellectual Property set forth in Schedule 3.12(a) or any other material Intellectual Property used in the conduct of the Business.

(d) Each item of registered Intellectual Property listed in Schedule 3.12(a), as registered, filed, issued or applied for, except as set forth in Schedule 3.12(d), has been duly and validly registered in, filed with or issued by, the official governmental registrars and/or issuers (or officially recognized issuers) of patents, trademarks, copyrights or Internet domain names, in the various jurisdictions (national, provincial, prefectural and local) indicated in such Schedule, and except as set forth in Schedule 3.12(d) hereto, each such registration, filing and/or issuance (i) has not been abandoned, canceled or otherwise compromised, (ii) has been maintained effective by all requisite filings, renewals and payments, and (iii) to the Knowledge of Seller, remains in full force and effect. Except as set forth in Schedule 3.12(d) hereto, the Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property listed in Schedule 3.12(a) hereto as owned by the Company or that is exclusively licensed to the Company.

(e) To the extent any Intellectual Property is or has been used under license by the Company, no notice of a material breach or default of such license has been sent or received by the Company, and the execution, delivery or performance of this Agreement by the Company will not result in such a material breach or default. Each such license agreement is a legal, valid and binding obligation of the Company and to the Knowledge of Seller, the relevant other parties thereto, enforceable in accordance with the terms thereof.

(f) All Intellectual Property listed in Schedule 3.12(a) hereto as owned by the Company is owned by the Company free and clear of any Liens other than Permitted Liens, without obligation to pay any royalty or any other fees with respect thereto.

(g) Except as set forth in Schedule 3.12(g) hereto, the Company has not received any written notice of any claim, or a threat of any claim, from any third party, and, to the Knowledge of Seller, no third party claims are pending, (i) challenging the right of the Company to use any third party Intellectual Property or alleging any violation, infringement, misuse or misappropriation by the Company of third party Intellectual Property, or (ii) challenging the ownership rights of the Company in any Intellectual Property or asserting any opposition, interference, invalidity, termination, abandonment, unenforceability, or other infirmity of any Intellectual Property owned or controlled by the Company.

(h) Except as set forth in Schedule 3.12(h) hereto, the Company has not made any claim of a violation, infringement, misuse or misappropriation by any third party of its rights to, or in connection with, any Intellectual Property.

Section 3.13 Employee Benefit Plans. (a) Schedule 3.13(a) lists each Plan that is maintained, contributed to or sponsored by Seller or an Affiliate of Seller and which provides benefits to any Business Employees or with respect to which the Company or an Affiliate of the Company has or may have any present or future liability (whether actual or contingent) relating to any Business Employee (collectively, the “Benefit Plans”). Seller has made available to Purchaser a complete and accurate copy of (i) each Benefit Plan (or a written summary of any Benefit Plan), including all amendments thereto, (ii) the most recently distributed summary plan description and summary of material modifications relating to any Benefit Plan, as applicable, (iii) the most recent favorable determination letter issued by the IRS with respect to the Covidien Savings Plan, and (iv) the most recent annual report (Form 5500 series) filed with the IRS.

(b) Except as otherwise stated in Schedule 3.13(b), the following is true:

(i) The Covidien Savings Plan has received a favorable determination letter from the IRS as to its qualifications under Code Section 401(a) and, to the Knowledge of Seller, no fact or event has occurred that could adversely affect the qualified status of such plan. Each Benefit Plan complies in all material respects with the applicable provisions of ERISA and the Code, and has been operated and administered in all material respects in accordance with its respective terms and with all applicable Laws. With respect to the Benefit Plans, no event has occurred and, to the Knowledge of Seller, there exists no condition or set of circumstances in connection with which the Company could be subject to any material Liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Benefit Plans, ERISA, the Code or any other applicable Law.

(ii) No Benefit Plan is, and, with respect to any Business Employees, none of the Company or any of its ERISA Affiliates maintains, contributes to, or participates in, or has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability with respect to: (A) any pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code, (B) any multiemployer plan within the meaning of ERISA Section 3(37)(A), (C) any multiple employer welfare arrangement (within the meaning of ERISA Section 3(40)) or (D) any multiple employer plan (within the meaning of ERISA or the Code).

(iii) Each Benefit Plan which is a group health plan (as such term is defined in ERISA Section 607) complies and has complied, in all material respects, with (A) the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder. Except to the extent required by applicable Law, no Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits.

(iv) To the Knowledge of Seller, there has been no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code) and no “reportable event” (within the meaning of Section 4043 of ERISA) with respect to any Benefit Plan which has not been corrected. Except as otherwise stated in Schedule 3.13(b), no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Seller, is threatened, against or with respect to any such Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(v) No Benefit Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Company (or any dependent thereof) subject to the laws of any jurisdiction outside of the United States.

Section 3.14 Personal Property. The Company has, or solely with respect to the assets being transferred to the Company pursuant to Section 5.14 will have immediately prior to the Closing, good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, except for Permitted Liens, all of the tangible personal property and assets reflected on the Interim Net Assets Statement or acquired after the date thereof, except for any inventory of finished Company Products, raw materials and work-in-progress.

Section 3.15 Taxes. Except as set forth in Schedule 3.15:

(a) Except as would not have a Material Adverse Effect, all (i) Tax Returns required to have been filed by, or with respect to, the Company have been timely filed and (ii) Taxes shown to be due and payable on such Tax Returns have been timely paid.

(b) There are no current, pending or, to the Knowledge of Seller, threatened claims, assessments, notices, or proposals to assess, deficiencies, liens, or audits with respect to any material Taxes of the Company. No Taxing Authority with respect to which the Company does not file Tax Returns has claimed that the Company is or may be subject to taxation by that Taxing Authority.

(c) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or other Person.

(d) The Company will not be required to include material amounts in income, or exclude material items of deduction, in a taxable period beginning after the Closing Date as a result of a (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; or (ii) closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date.

(e) The Company has not entered into or participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-(4)(b).

(f) The representations and warranties in Section 3.15 are the sole and exclusive representations and warranties of Seller concerning Taxes.

Section 3.16 Labor Matters. Seller has made available to Purchaser a complete and correct list of Business Employees as of the date set forth in such list, together with their job title or function, principal work location, employing entity, hire date, annual salary or wage rate, targeted incentive compensation levels (if any), classification status as to full-time/part-time and exempt/non-exempt (or similar classification) under any applicable Law and whether in active service or on a leave of absence (including the nature of any leave and the expected return date, if any) and prior to Closing Seller has provided to Purchaser an updated list as of five Business Days immediately preceding the Closing Date to reflect changes in any of the information previously provided pursuant to this Section 3.16. None of the Business Employees are employees of the Company. There are no (i) labor strikes, disputes, slowdowns, representation campaigns or work stoppages with respect to any Business Employees pending or, to the Knowledge of Seller, threatened against or affecting the Company, nor has such an event or labor difficulty occurred within the past three (3) years, (ii) unfair labor practice complaints, material investigations, audits or proceedings, in each case, involving any applicant for employment, any current or former employee or any class of the foregoing, pending or, to the Knowledge of Seller, threatened against the Company, or (iii) collective bargaining agreements or other labor union contracts applicable to any Business Employees. To the Knowledge of Seller, there are no activities or proceedings of any labor union to organize any Business Employees. The Company is in material compliance with all applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours and immigration.

Section 3.17 Interests in Clients, Suppliers, Etc.; Affiliate Transactions. Except as set forth on Schedule 3.17, (i) there are no Liabilities between Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, and (ii) neither Seller nor any Affiliate thereof, nor, to the Knowledge of Seller, any executive officer or director of Seller or Affiliate thereof, possesses, directly or indirectly, any financial interest in, or is a director or executive officer of, any Person that is a client, supplier, customer, lessor or lessee of the Company or the Business. For purposes of this Section, a “financial interest” shall mean five percent (5%) or more of any class of securities or equity interests of any Person.

Section 3.18 Suppliers and Customers. (a) Within the one (1) year prior the date hereof, (i) no customer of the Business has canceled or threatened in writing any cancellation of any of the Material Contracts, and (ii) no supplier to the Business has canceled or threatened in writing any cancellation of any of the Material Contracts.

(b) Set forth on Schedule 3.18(b) is a list of the top five (5) customers of the Business for the nine (9) fiscal months ended June 28, 2013, based upon the gross sales revenue generated during such nine (9) fiscal month period.

Section 3.19 Inventory. Schedule 3.19 contains a complete and accurate list of all inventory (including finished goods, work-in-progress and raw materials) of the Business as of June 28, 2013. Except as set forth on Schedule 3.19, no such inventory is held by any Person (other than Affiliates of Seller) on consignment.

Section 3.20 Insurance. Seller has made available to Purchaser the following information about its product liability policies of insurance and generally liability policies of insurance applicable to the Business: (a) carrier, (b) policy number, (c) limits/deductible, (d) coverage trigger (e.g. occurrence, occurrence reported, claims made), (e) term/ policy periods and (f) retroactive date. Such policies are legal, valid, binding, enforceable and subsisting in full force and effect in accordance with their terms; provided, however, that from and after the Closing none of the Company, Purchaser nor any of their Affiliates will have any rights under any such policies of insurance.

Section 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company or any of their Affiliates.

Section 3.22 Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE III AND IN ANY ANCILLARY AGREEMENT ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLER WITH RESPECT TO THE COMPANY AND THE BUSINESS. SELLER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE COMPANY OR THE BUSINESS. EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, THE CONDITION OF THE COMPANY AND THE BUSINESS SHALL BE “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER IS NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE COMPANY OR THE BUSINESS, WHETHER OR NOT SUCH INFORMATION OR STATEMENTS HAVE BEEN PROVIDED BY SELLER OR BY ANYONE ON BEHALF OF SELLER.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing as follows:

Section 4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.2 Corporate Authority. (a) Purchaser has all requisite power and authority to execute and deliver this Agreement and, when executed and delivered by Purchaser pursuant to this Agreement, the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and each other document, agreement or instrument to be executed and delivered by Purchaser pursuant to this Agreement, and the performance by Purchaser of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite action on the part of Purchaser.

(b) This Agreement, and the Ancillary Agreements to which Purchaser is a party when executed and delivered by Purchaser pursuant to this Agreement, assuming due execution and delivery hereof and thereof by each of the other parties hereto and thereto, constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.3 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, (ii) conflict in any material respects with, or result in a material breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any material right or obligation of Purchaser under, or to a loss of any benefit of Purchaser to which Purchaser is entitled under, any Contract to which Purchaser is a party or by which any of its assets are bound, lease of real estate or license of Intellectual Property to which Purchaser and any of its Affiliates is a party or is subject and (iii) assuming the accuracy of Section 3.5 and the making of any filing that may be required under the HSR Act or any Foreign Competition Laws, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject.

Section 4.4 Permits and Third Party Approvals. No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by Purchaser to permit the execution and delivery by Purchaser of this Agreement or any of the Ancillary Agreements to which Purchaser or its Affiliates are parties, or to permit the consummation by Purchaser and its Affiliates of the transactions contemplated by this Agreement in accordance with the terms thereof, except any filing that may be required under the HSR Act or any Foreign Competition Law with respect to the consummation of the transactions contemplated herein.

Section 4.5 Financial Capability. As of the date hereof, Purchaser has sufficient funds or availability under its credit facilities, and as of the Closing Purchaser will have sufficient funds, to pay the Closing Payment on the terms and conditions contemplated by this Agreement and to carry out all other obligations to be carried out by Purchaser or its Affiliates under this Agreement and the Ancillary Agreements.

Section 4.6 Securities Act. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to an applicable exemption therefrom, and pursuant to applicable state securities Laws. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.7 Investigation; Condition of the Business. Except for the representations and warranties expressly set forth in Article III of this Agreement or the Ancillary Agreements, Purchaser acknowledges, for itself and on behalf of its Affiliates and financing sources, that neither Seller, nor any of its Affiliates or any other Person, makes any other express or implied representation or warranty with respect to the Shares, the Business, the Company or otherwise or with respect to any other information provided to Purchaser’s or its Affiliates’ directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives (collectively, “Representatives”) or financing sources, whether on behalf of Seller or such other Persons. ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS) ARE HEREBY WAIVED BY PURCHASER. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE III, PURCHASER TAKES THE BUSINESS AND THE SHARES “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”.

Section 4.8 No Litigation. There is no action, Governmental Order outstanding, suit, litigation, legal proceeding or arbitration, whether brought by a private or public Person, pending or, to the knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates by or before any Governmental Authority or arbitrator that would reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 4.9 Brokers. Except for Bank of America Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee, commission or expenses in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for such fees and expenses of Bank of America Merrill Lynch.

Section 4.10 Solvency. Purchaser is not entering into the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated hereby, Purchaser and its Subsidiaries will be Solvent and will have adequate capital to carry on their respective businesses.

ARTICLE V

COVENANTS

Section 5.1 Information and Documents. (a) From and after the date hereof and prior to the Closing, subject to applicable Law and any applicable Governmental Order, upon reasonable advance notice to Seller, Seller shall permit (and shall cause its Affiliates to permit) Purchaser and its Representatives to have reasonable access, during normal business hours, to the Business Employees and other employees of the Company or its Affiliates working on the Business, and to the assets, books and records of the Company and the Business, and shall make available to Purchaser such financial and operating data and other available information with respect to the Business and the Company as Purchaser shall from time to time reasonably request, provided, however, that no such access shall unreasonably interfere with the Company’s or its Affiliates’ operation of the Business, and provided, further, that Seller and its Affiliates shall not be required to take any action which could constitute a waiver of attorney-client privilege.

(b) All information received by Purchaser and given by or on behalf of Seller and the Company in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates and Representatives as “Information”, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

Section 5.2 Conduct of Business. (a) From and after the date hereof to the earlier of (i) the termination of this Agreement and (ii) the Closing Date, except (A) as set forth on Schedule 5.2 or as otherwise contemplated or required by this Agreement, (B) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, or (C) as may be necessary or advisable, in the sole discretion of Seller, to remove any Cash and Cash Equivalents from the Company, Seller covenants and agrees that it shall cause the Company and, as applicable, the Company’s Affiliates conducting the Business:

(1) to conduct the Business in the ordinary course of business in all material respects and use commercially reasonable efforts to (I) preserve intact its current organization for the Business, (II) continue research and development activities for the Business consistent with past practice in all material respects, (III) keep available the services of its employees working in the Business and (IV) maintain its relationships with customers, suppliers, vendors, licensors, licensees, distributors and agents of the Business,

(2) not to sell, lease, license, abandon or otherwise dispose of any Business Assets, except the sale of Company Products in the ordinary course of business,

(3) not to (i) increase or enhance, or commit to increasing or enhancing, the compensation or benefits of the Business Employees other than in the ordinary course of business, as required by applicable Law or pursuant to the terms of any Contract as in effect on the date hereof, (ii) terminate any Business Employee other than for cause or (iii) except (A) as would not result in a material increase in the liability of the Company or Purchaser with respect to such Benefit Plan or (B) as required by applicable law, in each case, adopt, enter into, establish, terminate or materially amend any Benefit Plan,

(4) not to change, amend or restate the certificate of incorporation or bylaws of the Company,

(5) not to authorize for issuance, issue, sell or deliver or agree or commit to issue, sell or deliver (x) any capital stock of, or other equity or voting interest in, the Company or (y) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (i) any capital stock of, or other equity or voting interest in, the Company or (ii) any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, the Company,

(6) not to write-off as uncollectible any material notes or material accounts receivable, except write-offs in the ordinary course of business and any write-off of such notes and accounts receivable that are fully reserved for on the Interim Net Assets Statement,

(7) not to cancel or waive any material claims or material rights of substantial value to the Company,

(8) not to voluntarily permit to be incurred any Lien on any of the material properties or assets of the Companies, except for Permitted Liens,

(9) not to incur any Indebtedness, except to Affiliates that will be repaid on or prior to Closing,

(10) not to make or commit to make capital expenditures which would, in the aggregate, exceed One Hundred Thousand Dollars ($100,000), not including expenditures made pursuant to Material Contracts (as in effect as of the date hereof),

(11) not take any action, or fail to take any action within its reasonable control, the result of which would be to cause any of the changes or events listed in clauses (b) – (k) of Section 3.7 to occur, and

(12) not to execute any Contract or letter of intent (whether or not binding) or other commitment, whether or not in writing, to do any of the foregoing.

(b) Notwithstanding anything contained in this Agreement to the contrary, Seller, Seller’s Affiliates and the Company shall be permitted to maintain through the Closing Date the cash management system utilized in the operation of the Business and the cash management procedures as currently conducted by Seller, the Seller’s Affiliates and the Company. The Company shall be permitted to borrow funds from Seller and its Affiliates as is necessary to operate the Business in the ordinary course and repay such borrowings in the ordinary course, provided all such funds are repaid by the Company on or prior to the Closing.

(c) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Business or the Company prior to the Closing Date.

Section 5.3 Commercially Reasonable Efforts; Certain Governmental Matters. (a) Upon the terms and subject to the conditions herein provided, each of the Parties agrees to cooperate and to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, in the most expeditious manner practicable, including the satisfaction of the respective conditions set forth in Articles VI and VII. Except as set forth to the contrary in Section 5.3(b), all fees and expenses incurred by the Parties in connection with the actions required by each Party in accordance with this Section 5.3 shall be borne and treated in accordance with Section 10.8.

(b) Without limiting the generality of the foregoing, Purchaser shall, as soon as reasonably possible, but no later than five (5) Business Days after the date hereof, make any filings with the Federal Trade Commission and the Department of Justice as may be required pursuant to the HSR Act with respect to the acquisition of the Shares by Purchaser. Purchaser shall pay all filing fees required by the HSR Act.

(c) Each of the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Competition Laws. Each of the Parties will (i) promptly notify the other Party of any written communication to that Party from any Governmental Authority located in the US and, to the extent practicable, outside of the US and, subject to applicable Law, if practicable, permit the other Party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other Party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and (iii) furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d) In addition to the agreements set forth above in this Section 5.3, Purchaser shall use commercially reasonable efforts to ensure that the consents, approvals, waivers, Permits or other authorizations from Governmental Authorities, including clearance under the HSR Act and any Foreign Competition Laws, are obtained as promptly as practicable and that any conditions set forth in or established by any such consents, approvals, waivers or other authorizations from Governmental Authorities are wholly satisfied. In fulfillment of this covenant, Purchaser agrees, among other steps or actions and without limiting the scope of Purchaser’s obligations, to:

(i) promptly comply with all formal or informal requests for additional information or documentary material received by it or any of its Affiliates from any Governmental Authority,

(ii) offer and agree to an order providing for the divestiture by Purchaser and its Affiliates of such properties, assets, operations or businesses (including such properties, assets, or operations of the Company) as are necessary to permit Purchaser fully to complete the transactions contemplated hereby,

(iii) offer and agree to hold separate such properties, assets, operations or businesses, pending the satisfaction or termination of any such conditions, restrictions or agreements affecting Purchaser’s full rights of ownership of the Company (or any portion thereof) as may be necessary to permit Purchaser fully to complete the transactions contemplated hereby,

(iv) satisfy any additional conditions imposed by Governmental Authorities with respect to the acquisition of the Company, and

(v) oppose fully and vigorously any litigation relating to this Agreement or the transactions contemplated hereby, including to appeal promptly any adverse decision or order by any Governmental Authority or, if reasonably requested by Seller, to commence or threaten to commence and to pursue vigorously litigation reasonably believed by Seller to be helpful in obtaining authorization from Governmental Authorities or in terminating any outstanding proceedings, it being understood that the costs and expenses of all such legal action shall be borne by Purchaser.

(e) Notwithstanding anything to the contrary in this Agreement, (i) neither Purchaser nor any of its Subsidiaries shall be required to divest, hold separate or license any of their respective businesses, operations, product lines, properties or assets, or to take or agree to take any other action or agree to any limitation that would have an adverse effect (other than a de minimis adverse effect) on Purchaser or any Subsidiary of Purchaser or on Purchaser combined with the Company, and (ii) the Company shall not be permitted to divest, hold separate or license any of its businesses, operations, product lines, properties or assets, or to take or agree to take any other action or agree to any limitation that would have an adverse effect (other than a de minimis adverse effect) on the Company.

Section 5.4 Employee Matters.

(a) Within a reasonable period of time (but not less than fourteen (14) days) prior to the Closing Date, Purchaser shall offer employment with Purchaser or one of its Affiliates to each Business Employee on terms and conditions that satisfy the requirements of Section 5.5. Purchaser or one of its Affiliates, at the time it extends such employment offers, shall provide appropriate information regarding employment terms and conditions to the Business Employees, which shall conform in all respects with Section 5.5. Purchaser shall consult with Seller prior to extending employment offers with respect to communicating the offers to the Business Employees. During the period from the date hereof until the date that is six months after the Closing, Seller shall not, and shall cause its Affiliates not to, solicit, transfer, hire, or reassign any of the individuals listed on Schedule 1.1(a) to or for an employment or consulting position at Seller or its Affiliates other than the position that such individual holds as of the date of this Agreement, and Seller shall and shall cause its Affiliates to reasonably cooperate with Purchaser in its efforts to secure satisfactory employment arrangements with the Business Employees; provided, however, that such restrictions shall not apply to any Business Employee who either (i) is terminated by Purchaser prior to the expiration of such six month-period or (ii) does not accept an offer of employment from Purchaser that is conditioned upon such Business Employee relocating more than twenty-five (25) miles from such Business Employee’s current employment location. Each Business Employee who accepts such offer of employment shall become an employee of Purchaser or one of its Affiliates on the Closing Date and is referred to as a “Domestic Transferred Employee” if on a United States payroll or a “Non-Domestic Transferred Employee” if on a non-United States payroll (Domestic Transferred Employees and Non-Domestic Transferred Employees are collectively referred to as “Transferred Employees”).

(b) Notwithstanding any provisions of the Confidentiality Agreement to the contrary, Purchaser shall be permitted to engage in employment discussions with, and make offers of employment to, any of the individuals listed on Schedule 5.4(b) (each, an “Optional Employee”). Seller shall cooperate and provide reasonable assistance to Purchaser to facilitate any such employment discussions prior to the Closing. If Purchaser makes an offer of employment to an Optional Employee, and such Optional Employee accepts such offer, Purchaser and Seller shall use reasonable efforts to coordinate a mutually acceptable reasonable date for such Optional Employee to terminate his or her employment with Seller.

Section 5.5 Transferred Employees.

(a) Scope of Section. This Section 5.5 contains the covenants and agreements of the parties with respect to the compensation, employee benefits and employee benefit plans provided or covering Transferred Employees. Nothing herein expressed or implied (i) confers upon any Business Employee or other current or former employee of the Company, Seller, Purchaser or any of their respective Affiliates, including any beneficiary or dependent thereof, any rights of any nature or kind whatsoever under or by reason of this Section 5.5, (ii) constitutes an, or part of an, employee benefit plan, program, policy, agreement or arrangement, or any amendment thereto, (iii) shall interfere with Seller’s rights to amend or terminate any such plan, program, policy, agreement or arrangement or (iv) shall prevent or restrict in any way the right of the Company, Purchaser or their Affiliates to terminate, reassign, promote or demote any Transferred Employee (or to cause any of the foregoing actions) at any time following the Closing. Without limiting the foregoing, all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the Parties and shall not create any third-party beneficiary or other right in any other Person, including any employee or former employee of the Company or any participant or beneficiary in any Benefit Plan.

(b) Employment. Purchaser shall cause to be provided to all Domestic Transferred Employees, for a period ending no earlier than December 31, 2014, employment with (i) base salary, bonus opportunity and wages that are substantially comparable in the aggregate to the base salary, bonus opportunity and wages in effect for each Domestic Transferred Employee immediately prior to the Closing and (ii) benefits that are substantially comparable, in the aggregate, to the benefits (excluding benefits pursuant to non-qualified retirement savings plans, deferred compensation plans, programs or arrangements and equity-based or long-term incentive compensation plans, programs or arrangements) provided to similarly situated employees of Purchaser and its Affiliates as of the Closing Date.

(c) Severance. Purchaser and its Affiliates shall have in effect for at least one (1) year following the Closing Date severance practices and policies (“Severance Plans”) applicable to Domestic Transferred Employees on the Closing Date that are not less favorable in any material respect than the Covidien Severance Plan for U.S. Employees made available to Purchaser by Seller prior to the date hereof as applicable to such Domestic Transferred Employees and any benefits under the Severance Plans shall be calculated as though any such Domestic Transferred Employee worked continuously for the Company or its Affiliates until such Domestic Transferred Employee’s termination date with Purchaser.

(d) Bonuses. Purchaser shall, or shall cause its Affiliates to, ensure that all Domestic Transferred Employees that remain employed until the later of December 31, 2013 and the Closing receive pro-rata annual bonuses (which the Parties acknowledge explicitly excludes any commissions) at least equal to their respective target bonuses in effect as of the date hereof, pro-rated based on the number of days from September 29, 2013 through December 31, 2013, divided by 365.

(e) Liabilities. From and after the Closing Date, Purchaser shall assume, honor and be solely responsible for paying, providing or satisfying when due (A) all vacation, sick pay and other paid time off for Domestic Transferred Employees accrued but unused as of the Closing Date, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date, but only to the extent such amounts (and the accrual rate of such vacation, sick pay or other paid time off) are set forth on Schedule 5.5(e) and (B) all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), benefits and benefit claims, severance and termination pay, notice and benefits under all applicable Federal, state or local Law and under any plan, policy, practice or agreement and all other Liabilities, in each case accruing, incurred, or arising as a result of employment or separation from employment with the Business on or after the Closing Date with respect to the Domestic Transferred Employees. Except as expressly provided in this Agreement, neither Purchaser nor any of its Affiliates shall assume or have any obligations or Liabilities under, in connection with or with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to (i) any Benefit Plans or (ii) or any other compensation or benefit plan, policy, program, agreement or arrangement at any time established, maintained, sponsored, administered or contributed to by the Seller or any of its Affiliates.

(f) Tax-Qualified Savings Plans. Purchaser shall, or shall cause its Affiliates to, effective as of the first day of the first month that begins after the Closing Date, make available to Domestic Transferred Employees a tax-qualified defined contribution retirement plan (“Purchaser Savings Plan”) and Seller and/or its Affiliates (other than the Company) shall retain the sponsorship of, and all liabilities with respect to, the Covidien Retirement Savings and Investment Plan (“Covidien Savings Plan”). Purchaser shall cause the Purchaser Savings Plan to accept, if requested to do so, a direct rollover of all or a portion of a Domestic Transferred Employee’s distribution from the Covidien Savings Plan (excluding plan loans) that constitutes an eligible rollover distribution pursuant to Code Section 402(c)(4).

(g) Certain Welfare Plan Matters. Following the Closing Date, (i) Purchaser shall use commercially reasonable efforts to ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Domestic Transferred Employees or their dependents or beneficiaries under any welfare benefit plans in which such Domestic Transferred Employees may be eligible to participate to the extent that such waiting periods, exclusions and limitations did not apply under a corresponding Benefit Plan in which the applicable Domestic Transferred Employee participated as of immediately prior to the Closing, and (ii) Purchaser shall provide or cause to be provided that any costs or expenses incurred by any Domestic Transferred Employees (and their dependents or beneficiaries) under any health and dental Benefit Plans in the calendar year in which the Closing Date occurs, up to (and including) the Closing Date, shall be taken into account for purposes of satisfying applicable deductible, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans. Seller’s Affiliates shall retain responsibility under their employee welfare benefit plans for all amounts payable by reason of claims by any Domestic Transferred Employees and their eligible spouses and dependents incurred on or prior to the Closing Date, and Purchaser shall be responsible under its employee welfare benefit plans for all amounts payable by reason of claims by such employees and their eligible spouses and dependents incurred after the Closing Date. Claims shall be deemed incurred upon the date of the event, occurrence or circumstance giving rise to the claim.

(h) COBRA. Purchaser shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (“COBRA”), including the provisions of continuation coverage with respect to all Domestic Transferred Employees, and their spouses and dependents, for whom a qualifying event occurs on or after the Closing Date. (For purposes of this subsection (i) the terms “continuation coverage” and “qualifying event” shall have the meanings ascribed to them in COBRA.) Seller and its Affiliates (other than the Company) shall be solely responsible for providing continuation healthcare coverage and compliance with the applicable provisions of COBRA with respect to any current or former Business Employee who does not become a Domestic Transferred Employee.

(i) Cafeteria Plan. Purchaser shall have in effect, or cause to be in effect, as of the Closing Date, flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Cafeteria Plan”) that provides benefits to Domestic Transferred Employees who meet the eligibility criteria thereof.

(k) Credited Service. From and after the Closing Date, with respect to each employee benefit plan, policy or practice including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Purchaser or its Affiliates in which Domestic Transferred Employees are eligible to participate, Purchaser or such Affiliate shall recognize, for all Domestic Transferred Employees, credit for all service with the Company, Affiliates of the Company and the respective predecessors of the foregoing, prior to the Closing Date for all purposes (including benefit accrual, early retirement, eligibility to participate, vesting credit and eligibility to commence benefits); provided that no service credit shall be granted to the extent any duplication of benefits results.

(m) Cessation of Participation in Benefit Plans. Prior to the Closing, Seller and its Affiliates shall take or cause to be taken any and all actions (including, without limitation, plan amendments) necessary or appropriate to provide that, effective as of the Closing, the Business Employees shall cease to participate in all Benefit Plans, and to cause the Company to cease to be a “participating employer” therein.

Section 5.6 Certain Dividends/Redemptions. Notwithstanding any provision herein to the contrary (including Section 5.2), the Company will be permitted, to the fullest extent allowed by Law, at any time on or prior to the Closing Date, (i) to distribute its Cash and Cash Equivalents to Seller or any one or more of Seller’s Affiliates and (ii) redeem some (but not all) of the Shares from the Seller in exchange for Cash and (iii) to settle any intercompany payables and receivables.

Section 5.7 No Negotiation, etc. Until such time as this Agreement has been terminated pursuant to Section 9.1, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, through any Representative or otherwise, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from, any Person (other than Purchaser) relating to any business combination transaction involving the Company or the Business, the merger or consolidation of the Company or the sale of the Business or all or substantially all of the assets of the Business, whether through stock or asset purchase, merger, consolidation, recapitalization, liquidation or otherwise, except the sale of inventory in the ordinary course. Seller shall notify Purchaser in writing of any such inquiry or proposal within three (3) Business Days after receipt or awareness of such inquiry or proposal.

Section 5.8 Certain Financial Statements; Cooperation with Financial Statements; Audit.

(a) Between the date of this Agreement and the Closing, Seller shall deliver to Purchaser within fifteen (15) days after the end of each month the financial statements required in Schedule 5.8, prepared in a manner consistent with the Financial Statements set forth in Schedule 3.6(a)(i)(C) and (D) (such financial statements, the “Post-Signing Financial Statements”).

(b) The Parties hereby acknowledge and agree that (i) Seller shall bear responsibility for preparing audited statements of net assets acquired and of revenues and direct expenses in satisfaction of Rule 3-05 of Regulation S-X of the Business for the fiscal year ending December 28, 2012 (the “Audited 2012 Financial Statements”) and final unaudited interim statements of net assets acquired and of revenues and direct expenses for the nine fiscal months ended September 27, 2013, which shall reflect any audit adjustments required to the amounts included in the 2012 Statement of Revenues and Standard Cost of Sales and the Interim 2013 Statement of Revenues and Standard Cost of Sales to the extent necessary (the “Final Unaudited Interim 2013 Financial Statements”), and (ii) Seller shall prepare and provide to Buyer the Audited 2012 Financial Statements and Final Unaudited Interim 2013 Financial Statements no later than the last to occur of (A) December 31, 2013 and (B) the Closing. Within thirty (30) days following the date on which Seller provides to Purchaser the Audited 2012 Financial Statements and Final Unaudited Interim 2013 Financial Statements, Purchaser shall reimburse Seller for the reasonable out-of-pocket fees and expenses, excluding any salary and benefits costs for employees, incurred by Seller and its Affiliates to prepare the financial statements contemplated by this Section 5.8(b).

(c) Prior to the Closing, Seller shall, and shall cause its Affiliates (including the Company) to, and shall use commercially reasonable efforts to cause its auditors to, provide to Buyer such cooperation as is reasonably requested by Buyer in connection with, and assist Buyer and its counsel, financial advisors, auditors and other authorized representatives in, the preparation of such pro forma financial statements of the Business as required to be prepared by Buyer pursuant to applicable Laws in connection with the transactions contemplated by this Agreement, including applicable disclosure requirements under the Securities Act and the Exchange Act. Nothing in this Section 5.8(c) shall require Seller, the Company or any of their Affiliates to (i) provide any cooperation or assistance to the extent it would interfere unreasonably with the ongoing business or operations of Seller or any of its Affiliates (including the Company and its Subsidiaries) or (ii) be responsible for the preparation of any pro forma financial statements.

Section 5.9 Seller’s Marks. Purchaser hereby acknowledges that all right, title and interest in and to the name “Covidien”, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing (the “Seller’s Marks”) are owned exclusively by Seller and its Affiliates, and that, except as expressly provided below, any and all right of the Company to use the Seller’s Marks shall terminate as of the Closing and shall immediately revert to Seller and its Affiliates. Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Seller’s Marks, except as provided in the Ancillary Agreements.

Section 5.10 Post-Closing Information. For a period of six (6) years following the Closing, (i) upon written request delivered to Purchaser, Purchaser shall, and Purchaser shall cause the Company and the Affiliates of Purchaser to, afford to Seller and its Representatives reasonable access during regular normal business hours to the properties, books and records and employees of Purchaser, the Company and the Affiliates of Purchaser with respect to the Business to the extent necessary to prepare or defend any judicial or administrative proceeding related to the Business, or to enable Seller and its Representatives to satisfy Seller’s and its Affiliates’ financial reporting and regulatory obligations and (ii) upon written request delivered to Seller, Seller shall, and cause its Affiliates to, afford to Purchaser, its Affiliates and their Representatives reasonable access during regular normal business hours to the properties, books and records and employees thereof with respect to the Business to the extent necessary to prepare or defend any judicial or administrative proceeding related to the Business, or to enable Purchaser, its Affiliates and their Representatives to satisfy Purchaser’s and its Affiliates’ financial reporting and regulatory obligations, provided in the case of each of clause (i) and (ii) that (x) such access does not unreasonably disrupt the normal operations of the applicable Person and (y) the foregoing Persons may comply with their own document retention policies, and the destruction of any item referred to in this Section 5.10 solely as a result of such compliance will not result in a breach of this Section 5.10.

Section 5.11 Confidentiality.

(a) Seller. For a period of five (5) years from and after the Closing, Seller shall, and cause its Affiliates to, maintain the confidentiality of all Confidential Information relating to (i) Purchaser obtained in contemplation or negotiation of the transactions contemplated hereby, (ii) the Company and (iii) the Business, except to the extent that disclosure of such information is required by Law, is authorized in writing by Purchaser or reasonably occurs in connection with any dispute over the terms of this Agreement.

(b) Purchaser. For a period of five (5) years from and after the Closing, Purchaser shall, and shall cause its Affiliates to, maintain the confidentiality of all Confidential Information relating to Seller and its Affiliates (other than that relating to the Business) obtained in contemplation or negotiation of the transactions contemplated hereby, except to the extent that disclosure of such information is required by Law or the rules of a stock exchange or national stock market on which such Person’s securities are listed, is authorized in writing by Seller or reasonably occurs in connection with any dispute over the terms of this Agreement.

Section 5.12 Non-Competition.

(a) During the period commencing on the Closing Date and continuing until the fifth (5th) anniversary of the Closing Date, neither Seller nor any of its Affiliates shall, directly or indirectly own, manage, operate or control any ownership interest in, or license to or otherwise permit to use any Intellectual Property owned or controlled by Seller or its Affiliates, any business anywhere in the world that develops, manufactures, markets or sells:

(i) any hydrogel based product within the Confluent Field of Use other than Competitive Type 2 Products (“Competitive Type 1 Products”); or

(ii) any product the intended and indicated use of which is to seal against leaks of cerebro-spinal fluid, other than sutures, staples, clips, electo-surgery devices and other mechanical or energy-based devices (“Competitive Type 2 Products”).

(b) During the period commencing the Closing Date and continuing until the second (2nd) anniversary of the Closing Date, neither Seller nor any of its Affiliates shall, directly or indirectly, solicit to hire, or hire, any Transferred Employee, provided, however, the foregoing shall not prohibit (i) general solicitation for employment that is not specifically directed at any Transferred Employees or the hiring of any Transferred Employee who responds to such general solicitation or (ii) any solicitation or hiring of any Transferred Employee terminated by Purchaser or its Affiliates.

(c) Notwithstanding the covenants set forth above in Sections 5.12(a), neither Seller nor any of its Affiliates shall be prohibited from:

(i) acquiring any securities required to be registered under the Securities Exchange Act of 1934, as amended, of any Person to the extent such acquisitions do not result in Seller or any of its Affiliates owning in the aggregate more than five percent (5%) of all issued and outstanding capital stock of such Person, or

(ii) acquiring (through merger, stock purchase, purchase of assets or otherwise) ownership of, or any equity interest in (to the extent not otherwise permitted by Section 5.12(b)(i)) any Person if the combined annual revenues of such Person and its Subsidiaries derived from the sale of Competitive Type 2 Products represent less than twenty-five percent (25%) of the combined total annual revenues of such Person and its Subsidiaries for the most recent full fiscal year then ended, provided that (A) Seller shall, and shall cause its Affiliates to, (i) use commercially reasonable efforts to divest any portion of such Person’s and its Subsidiaries’ business that is engaged in the development, manufacturing, marketing, sale or distribution of Competitive Type 2 Products within two (2) years following the closing of the acquisition of such Person and (ii) in any event cease the development, manufacturing, marketing, sale and distribution of such Competitive Type 2 Products within two (2) years following the closing of the acquisition of such Person and (B) if the combined annual revenues of such Person and its Subsidiaries derived from the sale of Competitive Type 1 Products exceed twenty-five percent (25%) of the combined total annual revenues of such Person and its Subsidiaries for the most recent full fiscal year then ended, then Seller shall, and shall cause its Affiliates to, enter into a definitive agreement to divest the portion of such Person’s business that is engaged in the development, manufacturing, marketing, sale or distribution of Competitive Type 1 Products within two (2) years following the closing of such acquisition, or

(iii) developing, manufacturing, marketing or selling Prevadh® adhesion barrier products

(d) Nothing in this Section 5.12 shall restrict the activities of any Person (or any of its Affiliates) who is not an Affiliate of Seller and who engages in a business combination transaction resulting in the acquisition (by merger, purchase or otherwise) of any capital stock or assets of Seller or any of its Affiliates.

Section 5.13 Tax Matters.

(a) Allocation of Taxes.

(i) Seller shall be responsible for, and shall indemnify and hold the Purchaser and its Affiliates harmless against any liability for Taxes (A) imposed on the Company for any Pre-Closing Tax Period, (B) of any member of an affiliated, consolidated, combined or unitary group of which any of the Company was a member on or prior to the Closing Date, pursuant to U.S. Treasury Regulation Section 1.1502-6 (or any comparable provision under state, local or non-U.S. Law), to the extent the Company is liable for the Taxes of a Person other than the Company, and (C) for which the Company is liable pursuant to any tax sharing agreement in effect immediately prior to the Closing; provided, however, that Seller shall not be liable for, and shall not indemnify Purchaser for any Taxes resulting from transactions or actions taken by Purchaser or the Company on the Closing Date that are taken after the Closing, except for transactions or actions undertaken in the ordinary course of business on the Closing Date (any such Taxes, other than Taxes with respect to transactions undertaken in the ordinary course of business on the Closing Date, a “Closing Date Tax”).

(ii) Purchaser shall be responsible for, and shall indemnify and hold the Seller and its Affiliates harmless against (A) any Liability for Taxes imposed on the Company for any taxable period beginning after the Closing Date and for the portion of any Straddle Period beginning after the Closing Date, (B) any Closing Date Tax and (C) any Transfer Taxes.

(iii) In the case of Taxes that are payable with respect to any Straddle Period, such Taxes shall be apportioned between the period deemed to end on the Closing Date and the period deemed to begin on the day following the Closing Date as follows: (A) in the case of Taxes other than medical device excise tax, income, sales and use and withholding Taxes, on a per diem basis, and (B) in the case of medical device excise tax, income, sales and use and withholding Taxes, as determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date.

(iv) All payments required to be made pursuant to this Section 5.13(a) shall be made within thirty (30) days after such payment is requested in writing by the Party to whom such payment is to be made.

(b) Tax Returns.

(i) Seller shall have the exclusive obligation and authority to prepare and file or cause to be prepared and filed all Tax Returns relating to the Company for any taxable period ending on or before the Closing Date.

(ii) Purchaser shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all required Tax Returns relating to the Company for all taxable periods other than those for which Seller is responsible pursuant to Section 5.13(b)(i); provided, however, that with respect to any such Tax Returns for a Straddle Period, Purchaser shall prepare such Tax Returns and make any elections with respect to Tax Returns for Straddle Periods in a manner consistent with prior practice of the Company. Before filing any such Tax Return with respect to any such Straddle Period, Purchaser shall provide Seller with a copy of such Tax Return, work papers and other documentation relevant to the preparation of such Tax Returns at least sixty (60) days (fifteen (15) days in the case of a Tax Return other than an annual income Tax Return) prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement calculating in reasonable detail Seller’s indemnification obligation, if any, pursuant to Section 5.13(a). If Seller agrees with Purchaser’s preparation of such Tax Returns, Seller shall provide written notice of its consent to Purchaser no later than thirty (30) days (ten (10) days in the case of a Tax Return other than an annual income Tax Return) prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof and provided Seller has timely received from Purchaser the information required by the immediately preceding sentence) and Purchaser may file such Tax Returns as prepared. If Seller agrees with Purchaser’s calculation of Seller’s indemnification obligation, Seller shall pay to Purchaser the amount requested by Purchaser at the time specified in Section 5.13(a)(iv). If Seller does not agree with Purchaser’s preparation of such Tax Return and/or the calculation of Seller’s indemnification obligation, Seller shall notify Purchaser of its disagreement within thirty (30) days (ten (10) days in the case of Tax Return other than an annual Tax Return) of receiving a copy of such Tax Return and Purchaser’s calculation. The Parties shall act in good faith to resolve such dispute. If the Parties cannot resolve such dispute, such dispute shall be resolved in accordance with Section 5.13(f). If the dispute cannot be resolved before the due date of the Tax Return (taking into account extensions) the Purchaser may file the Tax Return in the manner that it determines and then file an amended Tax Return if necessary when the dispute is resolved that reflects the resolution of the dispute.

(c) Tax Refunds.

(i) Any refunds or credits of Taxes of the Company plus any interest received with respect thereto from the applicable Taxing Authority attributable to any Pre-Closing Tax Period shall (net of any Tax cost to Purchaser, the Company or their Affiliates of the receipt of such refund or credit) be paid by Purchaser or the Company to Seller within ten (10) Business Days after the Company receives such refund or claims such credit. Any refunds or credits of Taxes of the Company for any Straddle Period shall be apportioned in the same manner as the liability for such Taxes is apportioned pursuant to Section 5.13(a)(iii).

(ii) Except as required by applicable Law, the Company shall not, without the prior written consent of Seller, not to be unreasonably withheld, delayed or conditioned, make or change any Tax election or amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Separate Company Tax Return for a Pre-Closing Tax Period.

(d) Procedures Relating to Tax Indemnification.

(i) If Purchaser or the Company receives notice or other communication from a Taxing Authority of a pending audit or other proceeding relating to the Tax liability of the Company with respect to a Pre-Closing Tax Period or if Seller receives notice or other communication from a Taxing Authority of a pending audit or other proceeding relating to the Tax Liability of the Company with respect to a Post-Closing Tax Period, then the party receiving the notice shall notify the other party in writing of such notice. If a written claim for Taxes shall be made by any Taxing Authority, which, if successful, might reasonably result in a payment to Purchaser pursuant to Section 5.13(a)(i) or a payment to Seller pursuant to Section 5.13(a)(2) (a “Tax Claim”), then the party receiving such Tax Claim shall forward a copy of such Tax Claim to the other party within ten (10) business days of receipt of such Tax Claim. If either party fails to forward a copy of such Tax Claim within such period, the other party shall not be liable to the party that failed to provide a copy of such Tax Claim to the extent that their position is materially prejudiced as a result thereof.

(ii) Except as provided in Section 5.13(d)(iv), Seller shall have the exclusive authority to control any audit or examination by any Taxing Authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to the Company for Taxes for any Pre-Closing Tax Period. In the event that any such adjustment may have a material adverse effect on the Tax liability of the Purchaser or the Company (the “Affected Party”) for a Post-Closing Tax Period the Seller (i) shall give the Affected Party written notice of any such adjustment, (ii) keep the Affected Party fully advised on the progress of such Tax Claim, and (iii) shall not settle or otherwise compromise such proceeding in a manner that would bind an Affected Party for any Post-Closing Tax Period without the prior written consent of the Affected Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) The Parties shall cooperate with each other or their designee in contesting any Tax Claim, which cooperation shall include (i) the retention of (for the period described in Section 5.13(g)) and (upon either Party’s or its designee’s request) providing reasonable access to the other Party, its designee and/or its representative to, records and information which are relevant to such Tax Claim and (ii) making employees available, at reasonable times and without unnecessary interference with business operations, to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(iv) With respect to any Tax Claim relating to a Straddle Period, the Party which would bear the burden of the greater portion of the Tax Liability shall control such Tax Claim, provided, however, that (i) the controlling party shall keep the noncontrolling party fully advised of the progress of such Tax Claim, (ii) the non-controlling party may participate, at its sole expense, in all proceedings relating to such Tax Claim and (iii) the controlling party shall not settle or compromise such Tax Claim without the noncontrolling party’s written consent (which shall not be unreasonably withheld, conditioned or delayed).

(e) Transfer Taxes. All Transfer Taxes shall be borne by Purchaser. The Party that is legally required to file Tax Returns and pay the Tax with respect to all such Transfer Taxes shall, at its own expense, file all such necessary Tax Returns with respect to all such Transfer Taxes, and, to the extent required by applicable Law, the non-filing party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns. To the extent Seller files such Transfer Tax Returns and pays such Transfer Taxes, Purchaser shall, within ten (10) business days of a written request therefor, reimburse Seller for all such Transfer Taxes and Seller’s out-of-pocket expenses incurred in connection with the preparation and filing of such Tax Returns.

(f) Tax Dispute Resolution Mechanism. The Parties shall cooperate in good faith to resolve any dispute relating to Section 5.13 or any Tax matters; however, if the Parties are unable to resolve such dispute, the Parties shall submit the dispute to a nationally recognized accounting firm selected by mutual agreement of Purchaser and Seller who is independent with respect to each Party (the “Settlement Accountants”), for resolution, which resolution shall be final, conclusive and binding on the Parties. The fees and expenses relating to any dispute as to the amount of Taxes owed by either of the Parties shall be paid by Purchaser and Seller in proportion to each Party’s respective liability for the portion of the Taxes in dispute, as determined by the Settlement Accountants.

(g) Cooperation, Exchange of Information and Record Retention. Each of the Parties recognizes that the other Party and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information regarding Tax matters of the Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, from and after the Closing Date, Seller and Purchaser shall, and Seller and Purchaser shall cause their Affiliates (including, in the case of the Purchaser, the Company) to (i) retain and maintain all records, including all Tax Returns, schedules and work papers, books, records and other documents in its or their possession relating to Tax matters of the Company for each taxable period ending on or prior to the Closing Date and for any Straddle Period until expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate (giving effect to any valid extensions), (ii) allow the other Party (as appropriate) and its agents and representatives (and agents or representatives of any Affiliates), upon reasonable notice and at mutually convenient times, to inspect, review and make copies of such records (at the expense of the Party or Parties requesting the records) as such Party or Parties may deem reasonably necessary or appropriate from time to time, and (iii) use reasonable best efforts to obtain Tax Returns, schedules and work papers, books, records and other documents and provide additional facts, insights or views as reasonably requested by the other Party or Parties, in each case, that may be necessary or helpful in connection with any Tax Returns or Tax Claims of the Company. Purchaser shall cause the Company to provide Seller with written notice ninety (90) days prior to transferring, destroying or discarding the last copy of any records, books, work papers, reports, correspondence and other similar materials, and Seller shall have the right, at their expense, to copy or take any such materials. Any information obtained under this Section 5.13(g) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(h) Characterization of Indemnification Payments. Unless otherwise required by Law, any payment made pursuant to this Section 5.13 or Article VIII shall be treated for all Tax purposes as an adjustment to the Purchase Price.

(i) Tax Benefits. Any indemnity payments made between the Parties pursuant to Section 5.13(a) shall be made net of any Tax Benefit available to the indemnified Party (including, with respect to Purchaser, the Company) that results from the loss giving rise to such indemnity payments. For purposes of determining the amount of any such Tax Benefit, the recipient of the Tax Benefit shall be deemed to pay Tax at the highest U.S. federal income tax corporate marginal rate in effect in the year such indemnifiable loss is incurred and shall be deemed to realize or utilize any Tax Benefit in the first taxable year that such Tax Benefit may be realized or utilized under applicable Law, regardless of whether such Tax Benefit is actually utilized. If a Tax Benefit resulting from an indemnifiable loss is available in multiple Tax years, the amount of such Tax Benefit for purposes of this Section 5.13(i) shall be the net present value of all of such available Tax Benefits, calculated by using a discount rate equal to the long-term applicable federal rate for the month in which such indemnifiable loss is incurred (it being understood that for purposes of this Section 5.13(i) any Tax Benefit in the form of a basis increase shall be considered realized or utilized only as such basis is depreciated or amortized or the property to which the basis increase is attached is actually sold or disposed of in a taxable transaction prior to the time the indemnity payment is calculated). Any dispute with respect to the calculation of a Tax Benefit which the parties cannot resolve in good faith shall be resolved in accordance with Section 5.13(f).

(j) Survival of Tax Provisions. Any claim to be made pursuant to this Section 5.13 must be made before the expiration of the applicable statutes of limitations plus thirty (30) days (giving effect to any valid extensions) relating to the Taxes at issue.

(k) Section 338 Election. Purchaser shall not make an election under Section 338 of the Code with respect to the purchase of the shares of the Company. Purchaser shall indemnify and hold Seller harmless for any increase in Seller’s liability for Taxes which results from the failure of Purchaser to satisfy its obligations under this Section 5.13(k).

(l) Carrybacks. Neither the Purchaser nor the Company shall carry back any net operating loss or other tax attribute from a taxable period beginning after the Closing Date to a Pre-Closing Tax Period.

(m) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(n) Exclusivity. Except with respect to claims pursuant to Section 8.1 with respect to breaches of the representations and warranties set forth in Section 3.15, Section 5.13 shall govern all matters, including the retention of records and all indemnification claims, with respect to Taxes.

Section 5.14 Asset Transfers; Certain Information.

(a) On or prior to the Closing Date, Seller shall cause the Company to transfer and assign to Covidien LP or another designated Affiliate the assets set forth on Schedule 5.14(a), free and clear of all Liens, pursuant to bills of sale or other transfer documents reasonably acceptable to Purchaser and Seller. The Company will retain no obligations or liabilities arising out of or related to such assets, whether actual or contingent, matured or unmatured, known or unknown.

(b) On or prior to the Closing Date, Seller shall cause Covidien LP and each other applicable Affiliate of Seller to transfer and assign to the Company the assets set forth on Schedule 5.14(b), and any books and records primarily related to the Business, free and clear of all Liens, pursuant to bills of sale or other transfer documents reasonably acceptable to Purchaser and Seller.

(c) On or prior to the Closing Date, and subject to receipt of any applicable consents set forth in Schedule 3.4, Seller shall cause each of its Affiliates that is party to any Assigned Contract to transfer and assign to the Company (or Purchaser or an Affiliate thereof, if requested by Purchaser) all rights of such Affiliate under such Assigned Contract, and such assignee shall assume all obligations and Liabilities thereunder whether arising prior to, on or after the Closing Date, pursuant to assignment and assumption agreements reasonably acceptable to Purchaser and Seller; provided, however, that with respect to each Assigned Contract identified on Schedule 3.11 as including products other than Company Products, only the rights and obligations under such Assigned Contracts related to Company Products will be assigned and assumed. On or prior to the Closing Date, Seller shall cause the Company to transfer and assign to Seller or an Affiliate thereof (other than the Company) all rights of the Company under the Material Contracts set forth in Schedule 3.11 that are designated for such assignment from the Company, and such assignee shall assume all obligations and Liabilities thereunder whether arising prior to, on or after the Closing Date, pursuant to assignment and assumption agreements reasonably acceptable to Purchaser and Seller. To the extent any Assigned Contract may not be transferred and assigned to the Company (or Purchaser or an Affiliate thereof as requested by Purchaser) on or prior to the Closing Date by reason of the absence of receipt of an applicable consent set forth in Schedule 3.4, Seller shall use commercially reasonable efforts to obtain any such consent after the Closing Date and the Parties shall, pending the receipt of such consent, enter into a commercially reasonable alternative arrangement with respect thereto; provided, however, that in no event shall Seller or any of its Affiliates be required to make any payment or incur any other out-of-pocket expenses to obtain any such consent or provide any such alternative arrangement.

(d) On or prior to the Closing Date, Seller shall cause Covidien LLC to assign to the Purchaser (or an Affiliate of Purchaser authorized to hold such Permit) each U.S. 510(k) clearance and U.S. premarket approval for the Company Products, and each authorization to affix the CE Mark to Company Products, pursuant to assignment letters reasonably acceptable to Purchaser.

(e) Within five Business Days after Purchaser notifies Seller that Purchaser is prepared to receive such information, Seller shall, and shall cause its Affiliates to, provide to Purchaser the information with respect to the Business set forth in Schedule 5.14(e).

(f) Each Party shall upon request furnish to the other Party such further information, execute and deliver to any other Party such other documents, and do such other acts and things, including filing any forms, notifications or reports with Governmental Authorities, in each case as such requesting Party may reasonably request for the purpose of carrying out this Section 5.14 and the other transactions contemplated by this Agreement, at the expense of the Party making such request.

Section 5.15 Accounts Receivable; Accounts Payable.

(a) Notwithstanding any provisions herein to the contrary, Seller and its Affiliates shall retain all rights with respect to Accounts Receivable that arise from the conduct of the Business prior to the Effective Time. To the extent that any amounts with respect to Accounts Receivable that arise from the conduct of the Business prior to the Effective Time are received by Purchaser or any of its Affiliates on or after the Effective Time, then Purchaser or such Affiliate shall remit to Seller such amounts within thirty (30) days after receipt thereof. To the extent that any amounts with respect to Accounts Receivable that arise from the conduct of the Business after the Effective Time are received by Seller or any of its Affiliates, then Seller or such Affiliate shall remit to the Company such amounts in accordance with the terms of the Transition Services Agreement and, after expiration or termination of the Transition Services Agreement, within thirty (30) days after receipt thereof.

(b) Notwithstanding any provisions herein to the contrary, Seller and its Affiliates shall retain and be responsible for all Liabilities with respect to Accounts Payable that arise from the conduct of the Business prior to the Effective Time. If any invoice or similar document for Accounts Payable that arises from the conduct of the Business prior to the Effective Time is received by Purchaser or any of its Affiliates after the Effective Time, Purchaser or such Affiliate shall reject and dispute such invoice or document and refer the provider thereof to Seller’s designated contact, and Seller shall be responsible therefor. If any invoice or similar document for Accounts Payable that arises from the conduct of the Business after the Effective Time is received by Seller or any of its Affiliates after the Effective Time, Seller or such Affiliate shall reject and dispute such invoice or document and refer the provider thereof to Purchaser’s designated contact, and Purchaser shall be responsible therefor.

Section 5.16 Certain Intellectual Property Matters.

(a) Seller shall be responsible for, and shall indemnify and hold harmless the Company, Purchaser and its Affiliates from, and reimburse them for, all amounts payable by the Company under the Technology Transfer and License Agreement, dated as of August 11, 2009, between Nektar Therapeutics and the Company for the “Milestone” payments set forth in Exhibit A of such Agreement (including Milestones 3, 4 and 5).

(b) Effective as of the Closing, Seller, on behalf of itself and its Affiliates, hereby grants to Purchaser and its Affiliates (including the Company) an irrevocable covenant not to sue on any Intellectual Property to which Seller or its Affiliates (other than the Company) owns rights as of the Closing in connection with the manufacture, use, sale, offer for sale, or promotion of the Company Products after the Closing by Purchaser or its Affiliates (including the Company) in the same form as such Company Products existed as of the Closing Date.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PURCHASER

Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing shall be subject to the satisfaction or waiver of the following conditions precedent.

Section 6.1 Truth of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date); provided that, the condition set forth in this Section 6.1 shall only be deemed to not have been satisfied if the failure of any such representations and warranties to be so true and correct have, individually or in the aggregate, a Material Adverse Effect. Seller shall have delivered to Purchaser a certificate of a duly authorized officer of Seller, dated the Closing Date, to such effect.

Section 6.2 Performance of Agreements. Seller shall have performed, in all material respects, its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and Seller shall have delivered to Purchaser a certificate of a duly authorized officer of Seller, dated the Closing Date, to such effect.

Section 6.3 Competition Laws. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated, and all consents or authorizations required under any Foreign Competition Laws with respect to the transaction contemplated by this Agreement shall have been obtained; provided that this condition shall not be considered satisfied with respect any such expiration, termination, consent or authorization which involves any condition to which Purchaser or any of its Subsidiaries is not required to agree, or the Company is not permitted to agree, in each case pursuant to Section 5.3(e).

Section 6.4 No Material Adverse Effect. Since the date of this Agreement, there has not been any circumstance, change or effect that, individually or in the aggregate, has had a Material Adverse Effect.

Section 6.5 Statutes; Orders; Litigation. (i) No Law or Governmental Order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal; and (ii) since the date of this Agreement, there shall not have been any action, Governmental Order, suit, litigation, legal proceeding or arbitration instituted by any Governmental Authority or other Person that (a) challenges, seeks damages in connection with, or seeks to restrain, any of the transactions contemplated by this Agreement or (b) would reasonably be expected to have the effect of preventing or making illegal any of the transactions contemplated by this Agreement.

Section 6.6 Ancillary Agreements. Purchaser shall have received a counterpart of each of the following Contracts (collectively with the Guarantee dated as of the date here from Covidien International Finance S.A in favor of Purchaser, the “Ancillary Agreements”), executed by Seller or the applicable Affiliate of Seller:

(a) the Supply Agreement, in substantially the form attached hereto as Exhibit B, and

(b) the Transition Services Agreement, in substantially the form attached hereto as Exhibit C, and

(c) the Covidien Release, in substantially the form attached hereto as Exhibit D.

Section 6.7 Amended Incept License. The Amended Incept License shall remain in force and effect and the Company shall not have amended, modified, settled or waived any rights thereunder.

Section 6.8 Third-Party Consents. Seller and the Company shall have received the consent of each Person listed in Schedule 6.8.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLER

Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions precedent.

Section 7.1 Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date), and Purchaser shall have delivered to Seller a certificate of a duly authorized officer of Purchaser, dated the Closing Date, to such effect.

Section 7.2 Performance of Agreements. Purchaser shall have performed, in accordance with the terms hereof, in all material respects, its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and Purchaser shall have delivered to Seller a certificate of a duly authorized officer of Purchaser, dated the Closing Date, to such effect.

Section 7.3 Competition Laws. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated. All consents or authorizations required under any Foreign Competition Laws with respect to this transaction contemplated by this Agreement shall have been obtained.

Section 7.4 Statutes; Orders; Litigation. (i) No Law or Governmental Order of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal; and (ii) since the date of this Agreement, there shall not have been any action, Governmental Order, suit, litigation, legal proceeding or arbitration instituted by any Governmental Authority or other Person that (a) challenges, seeks damages in connection with, or seeks to restrain, any of this transactions contemplated by this Agreement or (b) would reasonably be expected to have the effect of preventing or making illegal any of the transactions contemplated by this Agreement.

Section 7.5 Ancillary Agreements. Seller shall have received a counterpart of each of the Ancillary Agreements, duly executed by Purchaser.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by Seller. (a) From and after the Closing, subject to the provisions of this Article VIII, Seller agrees to defend, indemnify and hold harmless Purchaser and its Affiliates, and their respective Representatives, successors and assigns (the “Purchaser Indemnified Parties”), from and against any and all Losses arising from:

(i) any breach by Seller of any of its covenants or agreements contained in this Agreement (excluding those set forth in Section 5.13, which are to be addressed exclusively in the manner set forth therein),

(ii) any breach by Seller of any representation or warranty set forth in Article III (it being agreed that qualifications as to materiality in any such representation or warranty shall be taken into account in determining whether there has been a breach of such representation or warranty but not in calculating the amount of any related Losses);

(iii) (A) any Benefit Plans, or (B) the employment of any person with (or termination of employment of any person from) the Seller or any of its Affiliates or any predecessors of the Seller or any of its Affiliates, except in either case to the extent such Losses (1) relate solely to periods of employment with Purchaser and its Affiliates from and after the Closing Date or the termination of employment from Purchaser or its Affiliates after the Closing Date, or (2) are expressly to be transferred to or assumed by Purchaser pursuant to this Agreement or (C) any Plan(s) (other than a Benefit Plan) with respect to which the Company has or may have any present or future liability (whether actual or contingent);

(iv) the assets transferred to Covidien LP pursuant to Section 5.14, whether arising prior to, on or after the Closing Date; or

(v) any matter set forth in Schedule 8.1(a)(v).

(b) Purchaser shall and shall cause its Affiliates to use commercially reasonable efforts to mitigate any Loss.

Section 8.2 Indemnification by Purchaser. (a) From and after the Closing, subject to the provisions of this Article VIII, Purchaser agrees to defend, indemnify and hold harmless Seller, its Affiliates and their respective Representatives, successors and assigns from and against any and all Losses arising from (i) any breach by Purchaser of any of its covenants or agreements contained in this Agreement (excluding those set forth in Section 5.13, which are to be addressed exclusively in the manner set forth therein), (ii) any breach by Purchaser of its representations and warranties set forth in Article IV (it being agreed that qualifications as to materiality in any such representation or warranty shall be taken into account in determining whether there has been a breach of such representation or warranty but not in calculating the amount of any related Losses) or (iii) except to the extent (A) Seller is obligated to defend, indemnify and hold harmless the Purchaser Indemnified Parties pursuant to Section 8.1 or as otherwise provided herein or (B) Affiliates of Sellers are obligated to indemnify Purchaser, its Affiliates or other indemnified parties pursuant to the Ancillary Agreements, the conduct of the Business prior to, on or after the Closing Date.

(b) Seller shall and shall cause its Affiliates to use commercially reasonable efforts to mitigate any Loss.

Section 8.3 Indemnification Procedure. (a) Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Sections 8.1 or 8.2 (an “Indemnified Party”), including any claim by a third party described in Section 8.4, that might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”), which Certificate shall:

(i) state that the Indemnified Party has paid or suffered or anticipates it will incur or suffer Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and

(ii) specify in reasonable detail (and have annexed thereto as applicable reasonable supporting documentation) each individual item of Loss included in the amount so stated, if applicable, the date such item was paid or accrued, the basis for any anticipated liability or other Losses and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

The failure of any Indemnified Party to give timely notice under this Section 8.3(a) shall not affect its rights to indemnification, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice of objection to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt to agree upon the rights of the respective Parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then either the Indemnified Party or the Indemnifying Party may submit such dispute to a court of competent jurisdiction as set forth in Section 10.10.

(c) Claims for Losses specified in any Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.3(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 8.3(b), or shall have been settled with the consent of the Indemnifying Party as described in Section 8.4, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

Section 8.4 Third-Party Claims. (a) If a claim by a third party is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article VIII or under any other section or provision hereof (other than a claim with respect to Taxes, the procedures for which are covered exclusively in Section 5.13), the Indemnified Party shall promptly notify the Indemnifying Party of such claim. The failure of any Indemnified Party to give timely notice under this Section 8.4 shall not affect its rights to indemnification, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any third party claim, action, suit or proceeding, (a “Third-Party Claim”), other than Specified Third-Party Claims, which right the Indemnifying Party shall exercise by written notice to the Indemnified Party within thirty (30) days of having been notified of any Third-Party Claim, and the Indemnifying Party may compromise or settle any Third-Party Claim other than Specified Third-Party Claims, the defense of which it chooses to conduct and control; provided, however, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement and may not, without the prior written consent of the Indemnified Party, settle or compromise any such Third-Party Claim, except that the Indemnifying Party may settle or compromise a Third-Party Claim relating solely to money damages if the Indemnified Party is provided an unconditional release from liability. No Indemnified Party may compromise or settle any Third-Party Claim for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, and, if the Indemnified Party does so, the Indemnified Party will have no right to any indemnification hereunder with respect to such Third-Party Claim. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit controlled by the Indemnifying Party through counsel chosen by the Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense of a Third-Party Claim that it is entitled to so control or conduct pursuant to this Section 8.4(a), the Indemnifying Party nevertheless shall have the right to participate in, but not control, the defense of such Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose. “Specified Third-Party Claim” means any Third-Party Claim by the FDA or non-United States equivalent agencies.

(b) The Parties shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of any records and information that are reasonably relevant to such Third-Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 8.5 Survival of Representations and Warranties. All representations and warranties made herein by the Parties in Articles III and IV (other than (x) the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.21 (the “Fundamental Representations”), which shall survive indefinitely, (y) the representations and warranties in the first sentence of Section 3.9(d) and in Section 3.12, which shall terminate and expire on the date that is eighteen (18) months after the Closing Date and (z) the representations and warranties set forth in Section 3.15, which shall terminate and expire on the date that is thirty-six (36) months after the Closing Date), all covenants made by any of the Parties to this Agreement which by their nature are to be performed prior to the Closing, and all indemnification obligations under Sections 8.1(a) and 8.2(a) with respect thereto, shall terminate and expire on the date which is twelve (12) months after the Closing Date, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced after, the applicable date of expiration set forth in this Section 8.5, unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by delivery of a Certificate in accordance with Section 8.3.

Section 8.6 Certain Limitations.

(a) Except with respect to breaches of the Fundamental Representations, Seller shall not have any indemnification obligations under Section 8.1(a)(ii) unless and until the aggregate amount of all indemnifiable Losses suffered by Purchaser Indemnified Parties for which Purchaser Indemnified Parties would be entitled to indemnification exceeds One Million Seven Hundred Sixty-Two Thousand Five Hundred Dollars ($1,762,500) (the “Threshold”), whereupon, provided the other requirements of this Article VIII have been complied with, Seller shall indemnify and hold the Purchaser Indemnified Parties harmless for the amount of such indemnifiable Losses which exceed the Threshold, as herein provided; except that, the aggregate amount of indemnifiable Losses recoverable under Section 8.1(a)(ii), except with respect to breaches of the Fundamental Representations, by the Purchaser Indemnified Parties shall be limited to Forty-Seven Million Dollars ($47,000,000) and the aggregate amount of indemnifiable Losses recoverable under Section 8.1(a)(ii), including with respect to breaches of the Fundamental Representations, by the Purchaser Indemnified Parties shall be limited to the Purchase Price.

(b) Except with respect to breaches of the representations and warranties set forth in Section 4.1, 4.2, 4.5, 4.9 and 4.10 (the “Fundamental Purchaser Representations”), Purchaser shall not have any indemnification obligations under Section 8.2(a)(ii) unless and until the aggregate amount of all indemnifiable Losses suffered by Seller Indemnified Parties for which Seller Indemnified Parties would be entitled to indemnification exceeds One Million Seven Hundred Sixty-Two Thousand Five Hundred Dollars ($1,762,5000) (the “Purchaser Threshold”), whereupon, provided the other requirements of this Article VIII have been complied with, Purchaser shall indemnify and hold the Seller Indemnified Parties harmless for the amount of such indemnifiable Losses which exceed the Purchaser Threshold, as herein provided; except that, the aggregate amount of indemnifiable Losses recoverable under Section 8.2(a)(ii), except with respect to breaches of Fundamental Purchaser Representations, by the Seller Indemnified Parties shall be limited to Forty-Seven Million Dollars ($47,000,000) and the aggregate amount of indemnifiable Losses recoverable under Section 8.2(a)(ii), including with respect to breaches of Fundamental Purchaser Representations, by the Seller Indemnified Parties shall be limited to the Purchase Price.

Section 8.7 Losses Net of Insurance. The amount of any Loss for which indemnification is provided under Section 8.1 or 8.2 shall be net of any (i) insurance proceeds actually received by the Indemnified Party (a “Collateral Source”) and (ii) Tax Benefit actually realized by such Indemnified Party (in an amount determined pursuant to Section 5.13(i)), if any, attributable to such Loss. The Indemnified Party shall use commercially reasonable efforts to recover insurance proceeds in respect of such Loss if available, but in no event shall an Indemnified Party be required to bring a lawsuit or arbitration proceeding to do so. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Sections 8.1 or 8.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

Section 8.8 Sole Remedy/Waiver. (i) The Parties acknowledge and agree that, effective upon the occurrence of the Closing, except in the case of fraud, the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy for any misrepresentations, breach of warranties or breach of covenants contained in this Agreement or any claim arising out of, relating to or based upon this Agreement, the Shares, the Company or the transactions contemplated hereby and (ii) in furtherance of the foregoing, the Parties hereby waive, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any), whether at law or in equity, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against Seller, its Affiliates or any of their representatives, or Purchaser, its Affiliates or any of its or their representatives, as the case may be, arising out of, relating to or based upon this Agreement, the Shares, the Company, the Business, the transactions contemplated hereby or any Law for any misrepresentations or breach of warranties or breach of covenants contained in this Agreement, provided, however, the Parties agree that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, injunctive relief and any other equitable remedy.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Purchaser and Seller,

(b) by either Purchaser, on the one hand, or Seller, on the other hand, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to January 31, 2014 (unless the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement),

(c) by either Purchaser, on the one hand, or Seller, on the other hand, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement,

(d) by Purchaser if any of the representations or warranties of Seller contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.1 or if Seller has failed to discharge and fulfill any of their covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 6.2, and such inaccuracy or failure has not been cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given to Seller, or

(e) by Seller if any of the representations or warranties of Purchaser contained in this Agreement are inaccurate or untrue to the extent that any such inaccuracy or untruth would cause the failure of the condition set forth in Section 7.1 or if Purchaser has failed to discharge and fulfill any of its covenants or agreements contained in this Agreement to the extent that any such failure would cause the failure of the condition set forth in Section 7.2, and such inaccuracy or failure has not been cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given to Purchaser.

Section 9.2 Effect of Termination. (a) In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any Liability to the other Party or their respective Affiliates, directors, officers or employees except for the obligations of the Parties contained in this Section 9.2 and in Section 5.1 (“Information and Documents”), Section 10.1 (“Notices”), Section 10.6 (“Public Disclosure”), Section 10.7 (“Return of Information”), Section 10.8 (“Expenses”) and Section 10.10 (“Governing Law; Jurisdiction; Waiver of Jury Trial”) and except that nothing herein will relieve any Party from Liability for any intentional breach of any provision set forth in this Agreement prior to such termination.

(b) In the event this Agreement shall be terminated and at such time any Party is in breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other Party may have hereunder or otherwise under applicable Law.

(c) If this Agreement is terminated in accordance with Section 9.1, Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser’s and its Affiliates’ or its or their representatives’ ability to solicit any Business Employees to join the employ of Purchaser or any of its Affiliates shall be extended to a period of three (3) years from the effective date of such termination.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and deemed to have been duly given (i) five (5) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile transmission and if receipt thereof is confirmed by machine generated receipt, (iii) when delivered, if delivered personally to the intended recipient and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

to Seller:

c/o Covidien

15 Hampshire Street

Mansfield, MA 02048

Attn: Vice President – Corporate Development

Facsimile: (508) 261-8689

with a copy (which shall not constitute notice) to:

c/o Covidien

15 Hampshire Street

Mansfield, MA 02048

Attn: Vice President – Chief Mergers & Acquisitions Counsel

Facsimile: (508) 261-8544

with a copy (which shall not constitute notice) to:

c/o Covidien Surgical Solutions

555 Long Wharf Drive

New Haven, CT 06511

Attn: Vice President & General Counsel

Facsimile: 203-821-2183

to Purchaser:

Integra LifeSciences Corporation

c/o Integra LifeSciences Holdings Corporation

311 Enterprise Drive

Plainsboro, NJ 08536

Attn: Senior Vice President and General Counsel

Facsimile: 609-275-1082

with a copy (which shall not constitute notice) to:

Integra LifeSciences Corporation

c/o Integra LifeSciences Holdings Corporation

311 Enterprise Drive

Plainsboro, NJ 08536

Attn: Corporate Development Department

Facsimile: 609-936-2385

with a copy (which shall not constitute notice) to:

GoodSmith Gregg & Unruh LLP

150 S. Wacker Drive, Suite 3150

Chicago, IL 60606

Attention: Marilee Unruh and Steven Wayland

Facsimile: (312) 322-0056

Section 10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3 Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party.

Section 10.4 Entire Agreement. This Agreement (including all Schedules and Exhibits) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for (i) the Confidentiality Agreement which will remain in full force and effect (as amended by Section 9.2(c) of this Agreement if this Agreement is terminated in accordance with Section 9.1) but shall be superceded in its entirety effective as of the Closing and (ii) any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

Section 10.5 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller or their successors or permitted assigns any rights or remedies under or by reason of this Agreement; provided, however, that Affiliates of Purchaser shall be third party beneficiaries of the obligations of Seller set forth in Section 8.1, and Affiliates of Seller shall be third party beneficiaries of the obligations of Purchaser set forth in Section 8.2.

Section 10.6 Public Disclosure. Notwithstanding anything herein to the contrary, each Party agrees that, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of each stock exchange upon which the securities of such Party or any of its Affiliates is listed, if any, no press release or similar public announcement or communication shall be made concerning the execution or performance of this Agreement without the prior written consent of the other Party.

Section 10.7 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller or destroy all books and records furnished by Seller, the Company or any of their respective Affiliates, agents, employees or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

Section 10.8 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses. After the Closing, Seller shall indemnify, and pay and reimburse the Company for, any such unpaid costs and expenses incurred or agreed to by the Company prior to Closing.

Section 10.9 Schedules. The disclosure of any matter in any Schedule to Article III or IV shall not be deemed to be a disclosure to any other Schedule in Article III or IV, except to the extent such deemed disclosure would be reasonably apparent, and such disclosure shall expressly not be deemed to constitute an admission by Seller or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

Section 10.10 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement, the rights of the Parties and all Proceedings arising in whole or in part under or in connection herewith shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law principles of such state that might apply the law of another jurisdiction.

(b) With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each Party irrevocably (i) agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware or any Delaware State court sitting in the City of Wilmington and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such Party. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties to this Agreement. Each of Seller and Purchaser irrevocably agrees that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 10.10(b). Notwithstanding the foregoing, a Party may commence any Proceeding in any court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by any of the above-named courts.

(c) PURCHASER AND SELLER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. PURCHASER AND SELLER (I) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGE THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 10.12 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.13 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Remainder of page intentionally left blank. Signature page follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

COVIDIEN GROUP S.A.R.L.

By:	/s/ Michelangelo Stefani
Name: Michelangelo Stefani
Title: General Manager

INTEGRA LIFESCIENCES CORPORATION

By:	/s/ Peter J. Arduini
Name: Peter J. Arduini
Title: President and Chief Executive Officer

[Signature page to Stock Purchase Agreement]